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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement
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SolarCity Corporation

(Name of Registrant as Specified In Its Charter)

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SOLARCITY CORPORATION

3055 CLEARVIEW WAY

SAN MATEO, CALIFORNIA 94402

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Daylight Time on Tuesday, June 7, 2016

TO THE HOLDERS OF COMMON STOCK

OF SOLARCITY CORPORATION:

The Annual Meeting of Stockholders (the “Annual Meeting”) of SolarCity Corporation, a Delaware corporation, will be held on Tuesday, June 7, 2016, at 1:00 p.m. Pacific Daylight Time, at the Crowne Plaza Hotel, located at 1221 Chess Drive, Foster City, California 94404, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect two Class I directors to serve until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016;
3.	To approve and ratify our non-employee director compensation program;
4.

To approve the amended and restated SolarCity Corporation 2012 Equity Incentive Plan, including approval for purposes of being able to qualify awards as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and to approve a new ten-year term for the Amended and Restated 2012 Equity Incentive Plan;

5.

To consider and vote upon a stockholder proposal, if properly presented, to adopt a proxy access bylaw that would permit a shareholder, or group of shareholders, to nominate a candidate for election to the board of directors; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of SolarCity Corporation has fixed the close of business on April 14, 2016 as the record date for the Annual Meeting. Only stockholders of record of our common stock on April 14, 2016 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

SolarCity is pleased to take advantage of SEC rules that allow us to furnish proxy materials to our stockholders on the Internet. These rules enable us to reduce the environmental impact of our Annual Meeting while still providing you with the information that you need. This notice, the Notice of Internet Availability, the 2015 annual report and our proxy statement for our 2016 Annual Meeting and form of proxy are being made available to stockholders on or about April 22, 2016. This proxy statement and our 2015 annual report can also be accessed directly at the following Internet address: http://www.envisionreports.com/SolarCity. You simply need to enter the control number located on your notice and/or proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of SolarCity and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Lyndon Rive Co-Founder and Chief Executive Officer
San Mateo, California April 21, 2016

-i-

-ii-

SOLARCITY CORPORATION

3055 Clearview Way

San Mateo, California 94402

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

to be held on Tuesday, June 7, 2016 at 1:00 p.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on June 7, 2016, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held at the Crowne Plaza Hotel, located at 1221 Chess Drive, Foster City, California 94404, on Tuesday, June 7, 2016 at 1:00 p.m. PDT. Stockholders may request directions to the Crowne Plaza Hotel in order to attend the Annual Meeting by sending a request to investors@solarcity.com or by visiting the Investor Relations section of our website at http://investors.solarcity.com.

SolarCity is pleased to take advantage of SEC rules that allow us to furnish proxy materials to our stockholders on the Internet. These rules enable us to reduce the environmental impact of our Annual Meeting while still providing you with the information that you need. The Notice of Internet Availability (the “Internet Notice”) was first mailed on or about April 26, 2016 to stockholders of record as of April 14, 2016 and these proxy solicitation materials combined with the annual report for the fiscal year ended December 31, 2015, including our Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”) were first made available to you on the Internet, on or about April 21, 2016.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	Proposal One: the election of two Class I directors to hold office until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;
•	Proposal Two: a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
•	Proposal Three: a proposal to approve and ratify our non-employee director compensation program (the “Director Compensation Program”);
•

Proposal Four: a proposal to approve  the amended and restated SolarCity Corporation 2012 Equity Incentive Plan, (the “Amended 2012 Plan”) including approval for purposes of being able to qualify awards as “performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) and to approve a new ten-year term for the Amended 2012 Plan;

•

Proposal Five: a stockholder proposal, if properly presented, to adopt a proxy access bylaw that would permit a shareholder, or group of shareholders, to nominate a candidate for election to the board of directors; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends you vote:

•	Proposal One: FOR the nominees for election as Class I directors;
•	Proposal Two: FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
•	Proposal Three: FOR the approval and ratification of our Director Compensation Program;
•	Proposal Four: FOR the approval of the Amended 2012 Plan; and
•	Proposal Five: AGAINST the approval of the stockholder proposal.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 14, 2016, the record date, may vote at the Annual Meeting. As of the record date, 98,310,877 shares of our common stock were outstanding and held of record by approximately 215 stockholders, however, most stockholders hold their shares through a broker or other agent rather than directly in their own names. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not the stockholder of record, they may not vote their shares in person at the Annual Meeting without following their broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	online at http://www.envisionreports.com/SolarCity, available 24 hours a day, seven days a week, until 11:59 p.m. on June 6, 2016 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-652-VOTE (8683) (have your proxy card in hand when you call);
•	by completing and returning your proxy card; or
•	by completing a written ballot in person at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote online or over the telephone;
•	returning a later-dated proxy card;
•	notifying the corporate secretary of SolarCity Corporation, in writing, at the address listed on the front page; or
•	completing a written ballot in person at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in this proxy statement have been designated as proxies by our board of directors. When a proxy card is properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote shares held in street name on a particular matter (“broker non-vote”) in the absence of instructions from the beneficial owner of the shares. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or a broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal One: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in any nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominations for election as a director.

•

Proposal Two: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016 must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal Three: The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve and ratify our Director Compensation Program. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal Four: The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve our Amended 2012 Plan. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal Five: The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve the stockholder proposal. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. We will cover all expenses associated with this solicitation and the distribution of these proxy materials.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Ernst & Young LLP (Proposal Two). Your broker will not have discretion to vote on “non-routine” matters absent direction from you, such as the election of directors or advisory votes related to executive compensation.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be publicly disclosed, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the Internet. As a result, we are sending an Internet Notice to our stockholders of record entitled to vote at the Annual Meeting. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Internet Notice. In addition, the Internet Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

We encourage all stockholders to access proxy materials over the Internet in order to assist us in reducing the environmental impact of our annual meetings. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are changing or terminating your request.

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our environmental impact, printing and mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. As requested, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the proxy materials, stockholders may contact us as follows:

SolarCity Corporation

Attention: Investor Relations

3055 Clearview Way

San Mateo, California 94402

investors@solarcity.com

(650) 963-5920

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding. Alternatively, if you receive multiple printed copies of the proxy materials, you may request to enroll in householding by contacting us.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

ShareholderProposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 21, 2016. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

SolarCity Corporation

Attention: Corporate Secretary

3055 Clearview Way

San Mateo, California 94402

investors@solarcity.com

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2017 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	no earlier than February 4, 2017; and
•	no later than the close of business on March 6, 2017.

In the event that we hold our 2017 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2016 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or
•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of SolarCity at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing SolarCity’s filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Five of our directors are independent within the meaning of the listing rules of The NASDAQ Stock Market, LLC. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees for Class I Directors

Two candidates have been nominated for election as Class I directors at the Annual Meeting for a three-year term expiring in 2019. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Lyndon R. Rive and John H.N. Fisher for re-election as Class I directors. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led our board of directors and the Nominating and Corporate Governance Committee to the conclusion that such person should continue to serve as a director has been added following each of the director and nominee biographies.

If you are a record holder and you sign your proxy card or vote by telephone or the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Messrs. Rive and Fisher. We expect that Messrs. Rive and Fisher will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or the Internet. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE ELECTION OF EACH OF
LYNDON R. RIVE AND JOHN H.N. FISHER.

Information Regarding the Board of Directors and Director Nominees

The names of the proposed director nominees and each continuing member of the board of directors, their respective ages, their positions with SolarCity and other biographical information as of April 21, 2016, are set forth below. Messrs. Lyndon R. Rive and Peter J. Rive are brothers and each is a cousin of Mr. Musk. Apart from these relationships, there are no family relationships among any of our directors or executive officers.

					Current
				Director	Term
Nominees	Class	Age	Position with SolarCity	Since	Expires
Lyndon R. Rive	I	39	Co-Founder, Chief Executive Officer and Director	2006	2016
John H.N. Fisher (2)(3)(6)	I	57	Director	2007	2016

Continuing Directors
Antonio J. Gracias	II	45	Director	2012	2017
Nancy E. Pfund (2)(4)(5)	II	60	Director	2007	2017
Peter J. Rive	II	42	Co-Founder, Chief Technology Officer and Director	2006	2017
Donald R. Kendall, Jr. (1)(4)	III	63	Director	2012	2018
Elon Musk	III	44	Chairman of the Board	2006	2018
Jeffrey B. Straubel (6)	III	40	Director	2006	2018

(1)	Chairperson of the audit committee
(2)	Member of the audit committee
(3)	Chairperson of the compensation committee
(4)	Member of the compensation committee
(5)	Chairperson of the nominating and corporate governance committee
(6)	Member of the nominating and corporate governance committee

Nominees for Director

Lyndon R. Rive, one of our founders, has served as our Chief Executive Officer and a member of our board of directors since July 2006. Prior to co-founding SolarCity, from October 1999 to July 2006, Mr. Rive co-founded and served as vice president and a member of the board of directors of Everdream Corporation, a leading provider of distributed computer management software and services acquired by Dell Inc. in 2007. Prior to this, Mr. Rive founded LRS, a distributor of health products in South Africa. Mr. Rive was selected to serve on our board of directors due to his perspective and experience as one of our founders and as our Chief Executive Officer, as well as his extensive background in the solar industry.

John H.N. Fisher has served as a member of our board of directors since August 2007. Mr. Fisher serves as the chairperson of our compensation committee and is also a member of our audit committee and our nominating and corporate governance committee. Mr. Fisher has served as a managing director of Draper Fisher Jurvetson (“DFJ”), a venture capital firm, for over two decades. Mr. Fisher serves on the board of directors of DFJ ePlanet Ventures and on the Investment Committees of DFJ Growth Fund and DFJ New England. Mr. Fisher previously held positions at ABS Ventures, Alex. Brown & Sons Inc., and Bank of America Corporation. Mr. Fisher serves as a Trustee of the California Academy of Sciences and serves on the board of directors of Common Sense Media. Mr. Fisher holds an A.B. degree from Harvard College and a M.B.A. from Harvard Business School. We believe Mr. Fisher possesses specific attributes that qualify him to serve as a member of our board of directors, including his management experience with a nationally recognized venture capital firm and his extensive experience as a venture capital investor and as a board member.

Continuing Directors

Elon Musk has served as the chairman of our board of directors since July 2006. Mr. Musk has served as the chief executive officer of Tesla Motors, Inc., a high-performance electric vehicle developer and manufacturer, since October 2008, and as chairman of the board of directors of Tesla Motors since April 2004. Mr. Musk has also served as chief executive officer, chief technology officer and chairman of Space Exploration Technologies Corporation, a company which is developing and launching advanced rockets for satellite and eventually human transportation, since May 2002. Mr. Musk co-founded PayPal, Inc., an electronic payment system, which was acquired by eBay Inc. in October 2002, and Zip2 Corporation, a provider of internet enterprise software and services, which was acquired by Compaq Computer Corporation in March 1999. Mr. Musk is also the co-chair of OpenAI, a non-profit artificial intelligence research company. Mr. Musk holds a bachelor’s degree in physics from the University of Pennsylvania and a bachelor’s degree in economics from the Wharton School of the University of Pennsylvania. We believe Mr. Musk possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience with technology companies and energy technology companies and the perspective and experience he brings as one of our largest stockholders.

Antonio J. Gracias has served as a member of our board of directors since February 2012. Mr. Gracias has been chief executive officer of Valor Management Corp., a private equity firm, since 2003. Mr. Gracias holds a joint B.S. and M.S. degree in international finance and economics from the Georgetown University School of Foreign Service and a J.D. from the University of Chicago Law School. Mr. Gracias also serves as a member of the board of directors of Tesla Motors, Inc. and Space Exploration Technologies Corporation. We believe that Mr. Gracias possesses specific attributes that qualify him to serve as a member of our board of directors, including his management experience with a nationally recognized private equity firm and his operations management and supply chain optimization expertise.

Donald R. Kendall, Jr. has served as a member of our board of directors since September 2012. Mr. Kendall also serves as the chairperson of our audit committee and as a member of our compensation committee. Mr. Kendall is CEO of Five Stone Capital, LP, a private investment company. Mr. Kendall has also served as managing director and chief executive officer of Kenmont Capital Partners, an alternative investment firm specializing in power and energy investments, since October 1998. From January 2014 to March 2016, Mr. Kendall served as chief executive officer, president and a member of the board of directors of Blue Earth Capital, Inc., (a wholly-owned capital formation subsidiary of Blue Earth, Inc., a renewable energy and energy efficiency services company).  Previously, Mr. Kendall served as president of Cogen Technologies Capital Company, a power generation firm, and concurrently as chairman and chief executive officer of Palmetto Partners, an investment management firm, from July 1993 to October 1998. Mr. Kendall also serves on the board of directors and the audit committee of American Midstream GP, LLC, which operates as the general partner of American Midstream Partners, LP, an energy company which gathers, processes, transports and stores natural gas. Mr. Kendall holds a bachelor’s degree in economics from Hamilton College and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College. We believe Mr. Kendall possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience with power, energy and alternative energy companies, his experience in executive management positions, his experience as a member of several public and private boards of directors, and his extensive financial expertise and prior service as a member of audit committees.

Nancy E. Pfund has served as a member of our board of directors since August 2007. Ms. Pfund serves as the chairperson of our nominating and corporate governance committee is also a member of our audit committee and compensation committee. Ms. Pfund has served as a managing partner of DBL Investors, a venture capital firm, since January 2008. Ms. Pfund previously served as a managing director of JPMorgan & Co., an investment bank, from January 2002 to January 2008. Ms. Pfund also is Chair of the Advisory Council of the Bill Lane Center for the American West at Stanford University; a member of the Advisory Board of the U.C. Davis Center for Energy Efficiency; Lecturer in the Practice of Management at the Yale School of Management; a board member of the California STEM Learning Network; a C3E Ambassador to the U.S. Clean Energy Education and Empowerment Program, led by the U.S. Department of Energy; and is a founding officer and director of ABC2, a foundation aimed at accelerating a cure for brain cancer. Ms. Pfund holds a bachelor’s degree and a master’s degree in anthropology from Stanford University and an M.B.A. from the Yale School of Management. We believe Ms. Pfund possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience as a venture capital investor focusing on technology companies, and as a board member.

Peter J. Rive, one of our founders, has served as our Chief Technology Officer and a member of our board of directors since July 2006. Mr. Rive also served as our Chief Operations Officer from July 2006 until February 2014. Prior to co-founding SolarCity, from April 2001 to June 2006, Mr. Rive served as chief technology officer of Everdream Corporation, a leading provider of distributed computer management software and services acquired by Dell Inc. in 2007. Mr. Rive holds a bachelor’s degree in computer science from Queen’s University, Canada. Mr. Rive was selected to serve on our board of directors due to his perspective and experience as one of our founders and as our Chief Technology Officer, as well as his extensive background in the solar industry.

Jeffrey B. Straubel has served as a member of our board of directors since August 2006. Mr. Straubel is also a member of our nominating and corporate governance committee. Mr. Straubel has served as chief technology officer of Tesla Motors, Inc. since May 2004, and as principal engineer, drive systems, from March 2004 to May 2005. Mr. Straubel served as chief technical officer and co-founder of Volacom Inc., an aerospace firm which designed a specialized high-altitude electric aircraft platform, from January 2002 to May 2004. Mr. Straubel holds a bachelor’s degree in energy systems engineering from Stanford University and a master’s degree in engineering, with an emphasis on energy conversion, from Stanford University. We believe Mr. Straubel possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience with energy technology companies.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board of Directors.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of the board of directors has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2016. EY has served as our independent registered public accounting firm since November 2008.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of SolarCity and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2016. Our audit committee is submitting the selection of EY to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of EY, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by EY for the fiscal years ended December 31, 2014 and 2015.

	2014	2015
Audit Fees (1)	$4,090,082	$4,424,136
Audit-Related Fees (2)	318,098	457,608
All Other Fees (3)	192,500	366,112
	$4,600,680	$5,247,856

(1)

Audit Fees consist of professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements. Fees for 2014 include fees associated with our convertible notes offerings completed in September and October 2014, Solar Bonds offerings, and delivery of comfort letters, consents and review of documents filed with the SEC. Fees for 2015 include fees associated with our convertible notes offering completed in December 2015, Solar Bonds offerings, and delivery of comfort letters, consents and review of documents filed with the SEC.

(2)	Audit-Related Fees consist of fees for accounting consultations and professional services rendered in connection with assurance and related services that are not reported under “Audit Fees.”
(3)	All other Fees consisted of fees relating to services performed in connection with securitization transactions and fees relating to tax advisory services.

Auditor Independence

In fiscal 2015, our audit committee reviewed and pre-approved the provision of certain non-audit services to the Company by EY related to identifying and obtaining incentives in connection with our expansion into Salt Lake City, Utah, in exchange for which EY was paid $276,112 in fees and related expenses and is to receive an annual compliance fee of approximately $40,000. There were no other professional services provided by EY that would have required the audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit-related services. Audit-related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.
•	Other services. Other services are those services not described in the other categories, including services performed in connection with our securitization transactions.

The audit committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and the audit committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS SOLARCITY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PROPOSAL THREE

APPROVAL AND RATIFICATION OF OUR NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

General

We are asking our stockholders to approve and ratify our non-employee director compensation program that became effective on June 2, 2015, under which our non-employee directors receive equity awards and annual cash retainers as compensation for their service on our board of directors (the “Director Compensation Program”).  We believe that the specialized skills, talent, judgment and dedication of our directors are critical factors affecting the long-term value of our company.  The goal of the Director Compensation Program is to attract and retain talented directors for service on our board of directors and to provide appropriate compensation for our directors’ leadership and expertise.  Without this program, it may be difficult for us to retain our current non-employee directors and to recruit additional qualified individuals to serve.

On September 18, 2015, a stockholder derivative action was filed in the Delaware Court of Chancery against the members of our board of directors, purportedly on behalf of the company, alleging that our directors breached their fiduciary duties and committed waste in connection with compensation paid to our non-employee directors under the Director Compensation Program.  The Director Compensation Program was duly adopted by our board of directors following the recommendation of our compensation committee.  Although we are not required to seek stockholder approval or ratification of our director compensation arrangements, we are asking our stockholders to approve this proposal and ratify the Director Compensation Program, so that we can confirm that our stockholders support our continuing to provide competitive levels of compensation to our non-employee directors for their valuable service to us as board members.

Stockholder approval of our Director Compensation Program may also result in the Court applying a more deferential standard when reviewing the compensation at issue in the litigation and as a result may result in a more favorable outcome for the Company.

As described below, the equity awards granted pursuant to the terms of the Director Compensation Program are in the form of nonstatutory stock options.  The stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant.  Granting our directors stock options aligns their interests with those of our stockholders because stock options only provide an economic benefit if the value of our common stock increases from the date of grant.  During fiscal 2015, we granted stock options under the Director Compensation Program covering an aggregate of 245,000 shares of our common stock to the seven continuing non-employee members of our board of directors with a weighted average exercise price of $62.34 per share, and with exercise prices ranging from $48.81 to $62.51.

We believe that our Director Compensation Program appropriately aligns our compensation program with the interests of our stockholders, particularly since the awards granted during fiscal 2015 under our Director Compensation Program will generally not have any economic value to our board members unless the trading price of our common stock exceeds $62.51 per share.  During the first fiscal quarter of 2016, the trading price of our common stock ranged from $16.31 to $53.61, and as of March 31, 2016, the closing trading price of our common stock was $24.58. Only the 3,000 share option award granted to Mr. Kendall in August 2015 in connection with his appointment to our Compensation Committee has an exercise price less than $62.51 per share. Since their grant date, all other awards granted under our Director Compensation Program in fiscal 2015 have been out-of-the-money (with the exception of a single day on which the closing trading price of our stock exceeded the exercise price of the stock options by $0.08).  To date, none of our directors have exercised any stock options granted under the Director Compensation Program.

Additional information regarding the grant date fair values of the stock option awards granted under our Director Compensation Program in fiscal 2015, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, is set forth in “Corporate Governance – Non-Employee Director Compensation” below.

Background of Director Compensation Program

In September 2012 in anticipation of the initial public offering of our common stock, we implemented a director compensation program pursuant to which our non-employee directors were eligible to receive equity awards and annual cash retainers as compensation for service on our board of directors.  Our compensation committee had periodically reviewed the effectiveness of our director compensation program, and in the second quarter of 2015 recommended to the board of directors that we update our program.  The Director Compensation Program that became effective June 2, 2015 replaced the director compensation program in effect at the time of our initial public offering.

Under the previous director compensation program, each individual who joined our board of directors as a non-employee director received a stock option grant to purchase 30,000 shares at the time of initial election or appointment and thereafter was to receive an option grant to purchase 15,000 shares every three years, as well as an annual cash retainer of $15,000. No additional compensation was previously provided for committee service.

Our board of directors approved the revised Director Compensation Program because it believes that it provides the appropriate level of cash and equity compensation necessary to attract and retain the type of qualified individuals who it believes are necessary and desirable to serve on our board of directors and its committees and to work in the best interests of the company and our stockholders.

Director Compensation Program

A summary of the material terms of the Director Compensation Program can be found below and in this proxy statement under “Non-Employee Director Compensation”.

Cash Compensation

Annual Cash Retainer

Each non-employee director is paid an annual cash retainer of $20,000 for his or her service on our board of directors.  There are no per‑meeting attendance fees for attending board meetings.

Committee Chairperson and Member Annual Cash Retainer

Each non-employee director who serves as chair or a member of a committee of the board of directors is paid additional annual fees as follows:

Board / Committee Position	Annual Retainer ($)
Chairperson of Audit Committee	15,000
Non-Chair Member of Audit Committee	5,000
Chairperson of Compensation Committee	5,000
Non-Chair Member of Compensation Committee	3,000
Chairperson of Nominating and Corporate Governance Committee	3,000
Non-Chair Member of Nominating and Corporate Governance Committee	1,000

Equity Compensation

Initial Equity Award

Upon his or her initial election or appointment to our board of directors, each non-employee director receives a nonstatutory stock option to purchase 33,333 shares of our common stock (the “Initial Option”).  The Initial Option has an exercise price equal to the value of our common stock on the date of grant and is scheduled to vest over four years, with 25% of the shares subject to the Initial Option vesting after one-year and the remaining shares vesting monthly thereafter, subject to continued service as a member of our board of directors through the vesting dates.

Recurring Stock Option Awards

Following the vesting in full of the Initial Option, each non-employee director would receive a grant of a nonstatutory stock option to purchase 30,000 shares of our common stock (the “Recurring Board Service Option”).  The Recurring Board Service Option, if any, would have an exercise price equal to the value of our common stock on the date of grant and would be scheduled to vest monthly over three years, subject to continued service as a member of our board of directors through the vesting dates. After a Recurring Board Service Option has vested in full, successive Recurring Board Service Options would be granted in the same amounts and on the same vesting terms (that is, there is a new Recurring Board Service Option granted every three years subject to continued service as a board member).

Committee Service Option Awards

In addition to the Initial Option and Recurring Board Service Option, upon his or her initial appointment, each non-employee director serving on one of our standing board committees receives one or more grants of nonstatutory stock options in the amounts set forth below (together, the “Committee Service Options”).  Each Committee Service Option has an exercise price equal to the value of our common stock on the date of grant and is scheduled to vest monthly over three years, subject to continued service on such committee through the vesting dates.  After a Committee Service Option has vested in full, successive Committee Service Options would be granted in the same amounts and on the same vesting terms (that is, there is a new Committee Service Option granted every three years subject to continued service on such committee).

Board / Committee Position	Shares Subject to Option Award (#)
Chairperson of Audit Committee	10,000
Non-Chair Member of Audit Committee	3,500
Chairperson of Compensation Committee	5,000
Non-Chair Member of Compensation Committee	3,000
Chairperson of Nominating and Corporate Governance Committee	3,000
Non-Chair Member of Nominating and Corporate Governance Committee	1,000

Attracting and retaining talented and qualified individuals to serve on our board of directors is critical to the company’s long-term success.  The Director Compensation Program is critical for us to be able to accomplish this. Accordingly, we are asking our stockholders to approve this proposal and ratify the Director Compensation Program so that we will be able to continue compensating our non-employee directors fairly for their service on our board of directors.

The Board of Directors Recommends a Vote
“FOR” APPROVAL AND RATIFICATION OF OUR NON-EMPLOYEE DIRECTOR
COMPENSATION PROGRAM.

PROPOSAL FOUR

APPROVAL OF THE 2012 EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED)

We are asking our stockholders to approve the SolarCity Corporation 2012 Equity Incentive Plan, as amended and restated (the “Amended 2012 Plan”).  In particular, we are seeking stockholder approval of the material terms of the Amended 2012 Plan for purposes of being able to qualify awards as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).  We are not requesting an increase to the number of shares reserved for issuance under the Amended 2012 Plan.  If our stockholders approve the Amended 2012 Plan, it will replace the current version of the SolarCity Corporation 2012 Equity Incentive Plan and will continue in effect through its new term year of 2026, unless terminated earlier by our board of directors.

The Amended 2012 Plan has been amended to allow us to continue to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards granted under the Amended 2012 Plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. By approving the Amended 2012 Plan, the stockholders will be approving the material terms of the plan, which include, among other things, the eligibility requirements for participation in the Amended 2012 Plan, including the ability of the Chief Executive Officer and three most highly compensated officers (other than the Chief Financial Officer) to receive awards under the Amended 2012 Plan.  Even though the Amended 2012 Plan would permit us to grant awards that qualify as performance-based compensation under Section 162(m), our compensation committee may choose to grant awards that are not intended to qualify as performance-based compensation under Section 162(m) if it determines that doing so would be in our best interests.

Further, we are asking our stockholders to approve a new ten-year term for the Amended 2012 Plan such that, if approved, the Amended 2012 Plan will continue in effect through 2026, unless terminated earlier by our board of directors.

Our compensation committee and board of directors have approved the Amended 2012 Plan subject to the approval of our stockholders at this meeting. Approval of the Amended 2012 Plan requires the affirmative vote of the holders of a majority of votes cast on the proposal. If our stockholders do not approve the Amended 2012 Plan, we will continue to grant equity awards under the existing 2012 Equity Incentive Plan, as amended to date.

The following is a summary of some of the material changes to the Amended 2012 Plan, as amended and restated.  This comparative summary is qualified in its entirety by reference to the actual text of the Amended 2012 Plan, set forth as Appendix A.  The Amended 2012 Plan has been drafted to include limitations to the number of shares that may be granted, on an annual basis, through each type award under the plan, which is necessary to allow us to qualify awards as performance-based compensation under Section 162(m).

•

The Amended 2012 Plan has been drafted to include limitations to the number of shares that may be granted, on a fiscal year basis, of each type of award under the plan, which is necessary to allow us to qualify awards as performance-based compensation under Section 162(m).

•

Specific performance criteria are included in the Amended 2012 Plan so that certain awards may be granted subject to or conditioned upon the satisfaction of performance objectives, which in turn will allow us to be eligible to receive income tax deductions under Section 162(m).  These performance criteria include: the installation, deployment, placement in service, sale, lease or other construction and delivery of solar energy systems, energy storage systems, energy management systems and related products and services; production of solar modules; customer acquisition; cost reduction levels; cost-based efficiency targets, for example, the Company’s cost per watt and cost of production of solar modules; value created by operations (consistent with the Company’s prior public reporting of “Value of MW”); debt; debt reduction; cost of capital; asset financing (consistent with the Company’s prior public reporting of “Asset Financing in Period”); financing receivables; monetization of solar energy systems, energy storage systems, energy management systems and related products and services; monetization of receivables; system up-times; financial close process and timing; bookings; capital expenditures; cash flow; change in assets; customer retention; customer cancellation rates; customer default rates; customer satisfaction; delivery performance; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; economic value added; expense reduction levels; gross or operating margin; inventory turnover; market share; market capitalization; net asset turnover; net bookings; net earnings; net income; net or gross sales; net profit; new product introductions; operating cash flow; operating earnings; operating expenses; pre-tax profit; productivity; profit; profit margin; return on capital; return on equity; return on investment; return on net assets; return on sales; return on total assets; revenue; stock price; total earnings; total stockholder return; and working capital.  The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units or product lines, may be measured in absolute terms or based on growth and may be measured relative to a peer group or index.
•	The Amended 2012 Plan will have a new ten-year term commencing on the date of the 2016 Annual Meeting.
•	The Amended 2012 Plan permits us to grant dividend equivalents and deferred stock units to our employees, consultants and directors.

Additional Information Regarding our Equity Program and the Amended 2012 Plan

•

As of March 31, 2016, a maximum of 28,799,357 shares of our common stock were reserved for issuance under the Amended 2012 Plan, of which 16,511,162 shares were subject to outstanding equity awards and 7,319,079 shares remained available for issuance.  We are not requesting an increase to the number of shares reserved for issuance under the Amended 2012 Plan, but the Amended 2012 Plan continues to provide for an annual increase in the number of shares available for issuance as discussed below.

•

As of March 31, 2016, we had outstanding stock option awards covering 12,881,841 shares of common stock and 3,629,321 shares of common stock subject to unvested restricted stock unit awards.  Accordingly, the shares subject to outstanding equity awards and shares reserved for future issuance under the Amended 2012 Plan represent approximately 19.5% of our 98,296,422 total outstanding shares of common stock as of March 31, 2016 plus such shares subject to outstanding equity awards and shares reserved for future issuance under the Amended 2012 Plan.

•

Our burn rate, calculated as the number of shares subject to equity awards granted during a fiscal year divided by the total common shares outstanding as of the end of such fiscal year, was 5.2% for fiscal 2013, 6.8% for fiscal 2014 and 10.0% for fiscal 2015.  In fiscal 2015, we granted 5,000,000 shares (or approximately 5% of the total shares outstanding in fiscal 2015) subject to performance-based stock option awards to our founders (as described in more detail in “Compensation of our Founders” below).  Excluding the issuance of these founder awards, our burn rate for fiscal 2015 would have been 4.9%.  During this three year period, our employee population grew from approximately 2,500 full-time employees to over 15,000 full-time employees.  We expect that the existing share reserves under our Amended 2012 Plan (including future evergreen increases) will be sufficient for the next three years.

Summary of the Amended 2012 Plan

The following summarizes the principal features of the Amended 2012 Plan and its operation. The summary is qualified in its entirety by reference to the Amended 2012 Plan as set forth in Appendix A.

Authorized Awards/Eligibility.  The Amended 2012 Plan permits the grant of incentive stock options, within the meaning of Code Section 422, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, dividend equivalents, and deferred stock units to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.  As of March 31, 2016, over 14,000 employees, directors and consultants were eligible to participate in the Amended 2012 Plan.

Authorized Shares.  The maximum aggregate number of shares that may be issued under the Amended 2012 Plan is currently 28,799,357 shares.  As of March 31, 2016, 16,511,162 shares were subject to outstanding equity awards and 7,319,079 shares remained available for issuance.

As in the current plan, our Amended 2012 Plan provides that the number of shares available for issuance will be annually increased on the first day of each of fiscal year by an amount equal to the least of:

•	8,000,000 shares;
•	4% of the outstanding shares of our common stock as of the last day of our immediately preceding fiscal year; or
•	such other amount as our board of directors may determine.

Shares issued pursuant to awards under the Amended 2012 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the Amended 2012 Plan. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the Amended 2012 Plan.

Plan Administration.  The Amended 2012 Plan is administered by our board of directors and our compensation committee.  Our board of directors believes that each member of our compensation committee meets the requirements for independence under the current requirements of The NASDAQ Stock Market, is a nonemployee director as defined by Rule 16b-3 promulgated under the Exchange Act and is an outside director as defined pursuant to Section 162(m) of the Code.

Subject to the provisions of the Amended 2012 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise of the award and the terms of the award agreement for use under the Amended 2012 Plan. The administrator also has the authority, subject to the terms of the Amended 2012 Plan, to institute an exchange program under which the exercise price of an outstanding award is increased or reduced, participants would have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, or outstanding awards may be surrendered or cancelled in exchange for awards that may have different exercise prices and terms and to prescribe rules and to construe and interpret the Amended 2012 Plan and awards granted thereunder. The administrator’s decisions, determinations and interpretations will be final and binding on all participants.

Stock Options.  The administrator may grant incentive and/or nonstatutory stock options under the Amended 2012 Plan; provided that incentive stock options are only granted to employees. The exercise price of all options must equal at least the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other form of consideration determined by the administrator. Subject to the provisions of the Amended 2012 Plan, the administrator determines the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her award agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. The Amended 2012 Plan provides that in all other cases, unless otherwise specified in the award agreement, the option will generally remain exercisable for three months following the termination of service. Award agreements generally provide for a post-termination exercise period of 30 days, and in no event may an option be exercised later than the expiration of its term. The specific terms will be set forth in the award agreement.

Stock Appreciation Rights.  Stock appreciation rights may be granted under the Amended 2012 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of the Amended 2012 Plan, the administrator determines the terms of the stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the grant date. The specific terms will be set forth in an award agreement.

Restricted Stock.  Restricted stock may be granted under the Amended 2012 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse, in accordance with terms and conditions the administrator establishes. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator and/or continued service to us. The administrator, in its sole discretion, may accelerate the time any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to us. The specific terms will be set forth in an award agreement.

Restricted Stock Units.  Restricted stock units may be granted under the Amended 2012 Plan. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to us, and the form and timing of payment. The administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. The specific terms will be set forth in an award agreement.

Performance Units/Performance Shares.  Performance units and performance shares may be granted under the Amended 2012 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof. The specific terms will be set forth in an award agreement.

Dividend Equivalents.  The administrator, in its discretion, may provide in the award agreement that the participant will be entitled to receive dividend equivalents with respect to the payment of cash dividends on shares having a record date prior to the date on which the awards are settled or forfeited.  The dividend equivalents, if any, will be credited to an award in such manner and subject to such terms and conditions as determined by the administrator in its sole discretion.  Dividend equivalents will be subject to the fiscal year Section 162(m) limits applicable to the underlying award.

Deferred Stock Units.  The administrator will be able to grant deferred stock units, which are awards that consist of a restricted stock, restricted stock unit, performance share, or performance unit award that the administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the administrator. Deferred stock units will be subject to the fiscal year Section 162(m) limits applicable to the underlying award.

Performance Goals. Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Amended 2012 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement using one or more of the following measures: the installation, deployment, placement in service, sale, lease or other construction and delivery of solar energy systems, energy storage systems, energy management systems and related products and services; production of solar modules; customer acquisition; cost reduction levels; cost-based efficiency targets, for example, the Company’s cost per watt and cost of production of solar modules; value created by operations (consistent with the Company’s prior public reporting of “Value of MW”); debt; debt reduction; cost of capital; asset financing (consistent with the Company’s prior public reporting of “Asset Financing in Period”); financing receivables; monetization of solar energy systems, energy storage systems, energy management systems and related products and services; monetization of receivables; system up-times; financial close process and timing; bookings; capital expenditures; cash flow; change in assets; customer retention; customer cancellation rates; customer default rates; customer satisfaction; delivery performance; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; economic value added; expense reduction levels; gross or operating margin; inventory turnover; market share; market capitalization; net asset turnover; net bookings; net earnings; net income; net or gross sales; net profit; new product introductions; operating cash flow; operating earnings; operating expenses; pre-tax profit; productivity; profit; profit margin; return on capital; return on equity; return on investment; return on net assets; return on sales; return on total assets; revenue; stock price; total earnings; total stockholder return; and working capital.  The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any award granted subject to performance goals, no later than the latest possible date that will not jeopardize the qualification of an award granted under the Amended 2012 Plan as “performance-based compensation” under Section 162(m), the administrator will, in writing: (i) designate one or more participants to whom an award will be made, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts or methods of computation of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between performance goals and the amounts or methods of computation of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved, unless otherwise permitted by Section 162(m) and determined by the administrator.  The compensation committee may in its discretion grant awards that are not intended to qualify as “performance-based compensation” under 162(m), including awards that are based on performance goals or other specific criteria or goals but do not satisfy the requirements of 162(m), if it determines doing so is in the best interests of SolarCity and its stockholders.

Individual Award Limitations.  The Amended 2012 Plan contains annual grant limits intended to satisfy certain Section 162(m) requirements. Specifically, the maximum number of shares and/or dollars which could be issued to any one individual in any fiscal year pursuant to the Amended 2012 Plan is as follows:

Award Type	Annual Number of Shares or Dollar Value
Stock Option	5,000,000 shares
Stock Appreciation Right	5,000,000 shares
Restricted Stock	2,500,000 shares
Restricted Stock Units	2,500,000 shares
Performance Shares	2,500,000 shares
Performance Units	Initial Value of $10,000,000
Deferred Stock Units	Same as fiscal year limits applicable to underlying restricted stock, restricted stock unit, performance share, or performance unit award

Transferability of Awards.  Unless the administrator provides otherwise, the Amended 2012 Plan generally does not allow for the transfer of awards other than by will or by the laws of descent or distribution and awards may be exercised by the participant only during his or her lifetime.

Certain Adjustments.  In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Amended 2012 Plan, the administrator will make adjustments to one or more of the number and class of shares that may be delivered under the plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the proposed transaction and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control.  The Amended 2012 Plan provides that in the event of a merger or change in control, as defined under the Amended 2012 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If an outside director’s awards are assumed or substituted for and his or her service as an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Plan Amendment; Termination.  Our board of directors has the authority to amend, alter, suspend or terminate the Amended 2012 Plan provided such action does not impair the existing rights of any participant. The Amended 2012 Plan will automatically terminate in 2026, unless we terminate it sooner.

Participation in Amended 2012 Plan Benefits

The amount and timing of awards granted under the Amended 2012 Plan are determined in the sole discretion of the administrator and therefore cannot be determined in advance. The future awards that would be received under the Amended 2012 Plan by executive officers and other employees are discretionary and are therefore not determinable at this time.  The following table sets forth (i) the aggregate number of shares of common stock subject to options and restricted stock units granted under the Amended 2012 Plan to our Named Executive Officers (“NEOs”) during the last fiscal year and (ii) the average per share exercise price of such options.

Name of Individual or Group	Number of Shares Subject to Stock Option Awards Granted	Weighted Average Per Share Exercise Price of Options ($)	Number of Shares Subject to Restricted Stock Unit Awards Granted
Lyndon R. Rive Chief Executive Officer	3,000,000	48.97	-
Peter J. Rive Chief Technology Officer	2,000,000	48.97	-
Tanguy V. Serra President and Chief Financial Officer	400,000	40.05	90,558
Hayden D. Barnard Chief Revenue Officer	-	-	118,645
Brad W. Buss former Chief Financial Officer	-	-	-
John H.N. Fisher Non-Employee Member of Board of Directors	39,500	62.51	-
All executive officers, as a group (6 persons)	5,510,000	48.32	297,477
All directors who are not executive officers, as a group (8 persons)	245,000	62.34	-
All employees who are not executive officers, as a group	692,794	55.94	3,034,507

U.S. Federal Income Tax Information

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Unless limited by Section 162(m), we are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding. Unless limited by Section 162(m), we are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Deferred Stock Units. A participant generally will not have taxable income at the time an award of restricted stock, restricted stock units, performance shares, performance units or deferred stock units, are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture (e.g., vested). However, a holder of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award less any amount paid for the shares on the date the award is granted.

SARs. No taxable income is reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Dividend Equivalents.  A participant will recognize taxable income upon the payout of a dividend equivalent.

Our Tax Impact from Awards. We generally will be entitled to a tax deduction in connection with an award under the Amended 2012 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our named executive officers. Under Section 162(m), the annual compensation paid to certain named executive officers may not be deductible to the extent it exceeds $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Amended 2012 Plan and setting limits on the number of awards that any individual may receive per year. The Amended 2012 Plan has been designed to permit the administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), which permits us to continue to receive a federal income tax deduction in connection with such awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE AMENDED 2012 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH ANY ELIGIBLE INDIVIDUAL MAY RESIDE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” APPROVAL OF THE 2012 EQUITY INCENTIVE PLAN
(AS AMENDED AND RESTATED) ON PROPOSAL FOUR.

PROPOSAL FIVE
STOCKHOLDER PROPOSAL

In accordance with SEC rules, we have set forth below a stockholder proposal from James McRitchie, 9295 Yorkship Court, Elk Grove, California 95758, along with a supporting statement of the proponent. Mr. McRitchie has notified us that he is the beneficial owner of 50 shares of the Company’s common stock and intends to present the following proposal at our 2016 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL FIVE.

Proposal Five - Shareholder Proxy Access

RESOLVED: Shareholders of SolarCity Corporation (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below.

Allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one-quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

(a)	have beneficially owned 3% or more of the Company's outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;
(b)

give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

(c)

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.

Shareholder Supporting Statement

Long-term shareholders should have a meaningful voice in nominating directors. The SEC’s universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated, in part due to inadequate cost-benefit analysis. Proxy Access in the United States (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1), a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion. Public Versus Private Provision of Governance (http://ssrn.com/abstract=2635695) found a 0.5 percent average increase in shareholder value for proxy access targeted firms.

Enhance shareholder value. Vote for Shareholder Proxy Access – Proposal Five.

Opposing Statement of the Board of Directors to Proposal Five

The Board of Directors has considered Mr. McRitchie’s proposal and has determined that it is not in the best interests of the Company or its shareholders.

In 2011, the U.S. Court of Appeals for the D.C. Circuit vacated Rule 14a-11 as an “arbitrary and capricious” exercise of authority.  In its opinion, the Court stated that the SEC had failed “adequately to assess the economic effects” of the rule. In response, the SEC did not seek rehearing of the decision, although then SEC chairperson Mary Schapiro maintained that the SEC was “committed to finding a way to make it easier for shareholders to nominate candidates to corporate boards.” In the meantime, SolarCity and other U.S. issuers await further action and guidance by the SEC and further commentary from issuers and other advisers regarding an appropriate means of providing proxy access to shareholders.

The Board of Directors and executive officers of the Company welcome direct engagement with the Company’s shareholders, and the Company maintains an active shareholder engagement program.  SolarCity has maintained a means for its shareholders to communicate with board members, including for the purpose of recommending candidates for election to the Board of Directors.  To date, none of our shareholders have engaged in this established process to nominate a candidate for consideration.

In considering the composition of the Board of Directors, our directors act within their fiduciary duties to consider characteristics of potential nominees regarding issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Historically, our shareholders have overwhelmingly supported our board nominees.

In absence of both widespread adoption by U.S. issuers and applicable SEC rules adopted after a comprehensive review and comment period and applied uniformly to all publicly traded issuers, the Company does not believe that its shareholders are better served by following a minority of U.S. issuers in adopting this proposal.

In addition, the Board of Directors believes that the proxy access proposal supported by the proponent could be detrimental to the Company for various reasons, including the increased distraction caused to management and the Board of Directors from proxy contests, the potentially short-term or special interest focus of directors elected through proxy access and the possible increase in Board turnover, which could lead to an inexperienced Board that could hinder the Company from achieving its long-term goals.

The Company will continue to monitor proxy access and other corporate governance trends, including the results of the vote on this proposal, and looks forward to continuing dialogue with its shareholders, future shareholders and advocates for the adoption of clean, renewable solar energy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“AGAINST” PROPOSAL FIVE.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

Our board of directors sets high standards for our employees, officers and directors. We are committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout the company and managing its affairs consistent with high principles of business ethics. Accordingly, SolarCity has adopted a Code of Business Conduct and Ethics, which is applicable to SolarCity and its subsidiaries’ directors, officers and employees. The Code of Business Conduct and Ethics is available on the Investor Relations section of our website at http://investors.solarcity.com. We will disclose on our website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC.

Director Independence

Our common stock is listed on The NASDAQ Stock Market. Under the listing requirements and rules of The NASDAQ Stock Market, subject to specified exceptions, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must satisfy the independence criteria of The NASDAQ Stock Market, which requires consideration of all factors specifically relevant to determining whether a director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.

Our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that each of Messrs. Fisher, Gracias, Kendall, and Straubel and Ms. Pfund are “independent directors” as defined under the rules of The NASDAQ Stock Market, constituting a majority of our board of directors. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Leadership Structure

Mr. Musk currently serves as Chairman of our board of directors. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, allows our management to focus on our day-to-day business, while allowing the Chairman to lead our board of directors in its fundamental role of providing independent advice to and oversight of management. In addition, as described above, our board has three standing committees, each member of which is an independent director. Our board delegates substantial responsibility to each committee of the board, which reports their activities and actions back to the full board. We believe that the independent committees of our board are an important aspect of the leadership structure of our board. The board reviews its leadership structure at least annually to provide the most effective structure in fulfilling its fiduciary duties and maintaining its commitment to good corporate governance.

Board Meetings and Committees

Including regularly scheduled and special meetings, the full board of directors held five meetings, the audit committee held six meetings, the compensation committee held five meetings and the nominating and corporate governance committee held one meeting during our fiscal year ended December 31, 2015. Our board of directors and committees also regularly act by unanimous written consent, in particular, our compensation committees approves employee equity awards and confirms the vesting of existing performance criteria on a monthly basis. With the exception of Mr. Musk, no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage directors to attend and 44% attended our 2015 Annual Meeting.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee. Our audit committee oversees our corporate accounting and financial reporting processes. Our audit committee generally oversees:

•	our accounting and financial reporting processes as well as the audit and integrity of our financial statements;
•	the qualifications and independence of our independent registered public accounting firm;
•	the performance of our independent registered public accounting firm;
•

our compliance with disclosure controls and procedures and internal controls over financial reporting as well as the compliance of our employees, directors and consultants with ethical standards we adopted.

Our audit committee also has certain responsibilities, including without limitation, the following:

•	selecting and hiring the independent registered public accounting firm;
•	supervising and evaluating the independent registered public accounting firm;
•	evaluating the independence of the independent registered public accounting firm;
•	approving audit and non-audit services and fees;
•	preparing the audit committee report that the SEC requires to be included in our annual proxy statement;
•

reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	reviewing reports and communications from the independent registered public accounting firm; and
•	overseeing the performance of our director of Sarbanes-Oxley & internal audit function, who reports directly to our audit committee.

Our audit committee is comprised of Messrs. Kendall and Fisher and Ms. Pfund. Mr. Kendall serves as our audit committee chairperson. Our board of directors has determined that each of the directors serving on our audit committee meets the requirements for financial literacy under applicable rules and regulations of the SEC and The NASDAQ Stock Market. In addition, our board of directors has determined that Mr. Kendall meets the requirements of a financial expert as defined under the applicable rules and regulations of the SEC and he has the requisite financial sophistication as defined under the applicable rules and regulations of The NASDAQ Stock Market. Our board of directors has considered the independence and other characteristics of each member of our audit committee, and our board of directors believes that each member meets the independence and other requirements of The NASDAQ Stock Market and the SEC.

The audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Audit Committee Charter is available on the Investor Relations section of our website at http://investors.solarcity.com.

Compensation Committee. Our compensation committee oversees our corporate compensation policies, plans and benefit programs and is responsible for evaluating, approving and reviewing the compensation arrangements, plans, policies and programs for our executive officers and directors, and overseeing our cash-based and equity-based compensation plans.

The functions of our compensation committee include, among other things:

•	overseeing our compensation policies, plans and benefit programs;
•

reviewing and approving for our executive officers: the annual base salary, annual incentive bonus, including the specific goals and dollar amount, equity compensation, employment agreements, severance agreements and change in control arrangements, and any other benefits, compensation or arrangements;

•	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and
•	administering our equity compensation plans.

Our compensation committee also has certain authority and responsibilities over compensation consultants and advisors, including without limitation, the following:

•	selecting and engaging consultants, legal counsel and other advisers relating to compensation matters;
•	overseeing the appointment and compensation of such compensation advisers; and
•	evaluating the independence of the such compensation advisers.

Our compensation committee is comprised of Messrs. Fisher and Kendall and Ms. Pfund. Mr. Fisher serves as our compensation committee chairperson. Our board of directors has considered the independence and other characteristics of each member of our compensation committee. Our board of directors believes that each member of our compensation committee meets the requirements for independence under the current requirements of The NASDAQ Stock Market, is a non-employee director as defined by Rule 16b-3 promulgated under the Exchange Act and is an outside director as defined pursuant to Section 162(m) of the Code.

The compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Compensation Committee Charter is available on the Investor Relations section of our website at http://investors.solarcity.com.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is or was formerly an officer or employee of SolarCity or any of its subsidiaries. No interlocking relationship exists between any member of our compensation committee and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating and Corporate Governance Committee. The functions of our nominating and corporate governance committee include, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors for each annual meeting of stockholders;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;
•	reviewing the succession planning for each of our executive officers;
•	overseeing the evaluation of our board of directors and management; and
•	recommending members for each board committee to our board of directors.

Our nominating and corporate governance committee is comprised of Ms. Pfund and Messrs. Fisher and Straubel. Ms. Pfund serves as our nominating and corporate governance committee chairperson. Our board of directors has considered the independence and other characteristics of each member of our nominating and corporate governance committee. Our board of directors believes that each member of our nominating and corporate governance committee meets the requirements for independence under the current requirements of The NASDAQ Stock Market.

The nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Nominating and Corporate Governance Committee Charter is available on the Investor Relations section of our website at http://investors.solarcity.com.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our chief executive officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. The nominating and corporate governance committee will also seek appropriate input from the chief executive officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.  Other than the foregoing, there are no stated minimum criteria for director nominees.

The nominating and corporate governance committee considers these and such other factors as it may deem are in our company and stockholders’ best interests as the committee oversees the composition of our board of directors. Although our board of directors does not maintain a specific policy with respect to board diversity requirements or goals, we believe that our board of directors should consist of a diverse body representing the interests of our stockholders. In making determinations regarding nominations of directors, the nominating and corporate governance committee considers a broad range of backgrounds and experiences, and takes into account the benefits of diverse viewpoints and experiences.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for director recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include the information required by our bylaws, including information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholders ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Corporate Secretary, SolarCity Corporation, 3055 Clearview Way, San Mateo, California 94402. Notice must be received by us no earlier than February 4, 2017 and no later than March 6, 2017. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board meets with our chief executive officer and other members of the senior management team at each board meeting and at other times, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

Effective as of June 2015, we maintain the following director compensation program, pursuant to which our non-employee directors will receive equity awards and annual cash retainers as follows:

•	Non-Statutory Stock Option Awards:
o	Initial award (upon initial election or appointment): 33,333 shares, vesting monthly over four years, with a one-year cliff
o	Other initial/recurring awards: vesting monthly over three years, refreshed by additional awards on the same terms after an earlier award is fully vested
▪	Board service: 30,000 shares
▪	Audit Committee chair/member: 10,000 / 3,500 shares
▪	Compensation Committee chair/member: 5,000 / 3,000 shares
▪	Nominating and Corporate Governance Committee chair/member: 3,000 / 1,000 shares
o	The vesting of each option shall fully accelerate if a director is terminated in connection with a “change in control” of the Company (as defined in the applicable equity incentive plan)
•	Annual Cash Retainers: all amounts paid quarterly
▪	Board Membership: $20,000
▪	Audit Committee chair/member: $15,000/ $5,000
▪	Compensation Committee chair/member: $5,000 / $3,000
▪	Nominating and Corporate Governance Committee chair/member: $3,000 / $1,000

During 2015, each of our non-employee directors received the following compensation:

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name	($) (1)	($) (2)	($)
Elon Musk	15,000	1,188,600	$1,203,600
John H.N. Fisher	23,250	1,564,990	$1,588,240
Antonio J. Gracias	15,000	1,188,600	$1,203,600
Nancy E. Pfund	23,250	1,564,990	$1,588,240
Donald R. Kendall, Jr.	35,250	1,665,558	$1,700,808
Jeffrey B. Straubel	15,000	1,188,600	$1,203,600
Jonathan K. Shulkin	7,500	-	$7,500
Bennet van de Bunt (3)	13,250	1,307,460	$1,320,710

(1)	The amount reported in this column represents the annual cash retainer fees paid to our directors in connection with service on our board of directors and committees in 2015.
(2)

The amount reported in this column represents the grant date fair value of the stock options as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. The assumptions used in calculating the grant date fair value reported in this column are set forth in the notes to our audited consolidated financial statements included in our annual report on Form 10-K. The amounts reported in this column reflect the accounting cost for these option awards, and do not correspond to the actual economic value that our directors may receive from the awards or that each of these option awards are to vest over a period of three years, subject to continued service on our board (and committees, as applicable).

(3)	The stock option granted to Mr. van de Bunt on May 15, 2015 expired unexercised, and all shares subject to such award were cancelled and returned to the plan following his resignation in July 2015.

Insider Trading Policy and Rule 10b5-1 Trading Plans

SolarCity has an insider trading policy that, among other things, prohibits short sales, hedging of stock ownership positions, and transactions involving derivative securities and imposes limitations on the ability to pledge shares of SolarCity’s common stock. In addition, as of December 31, 2015, two of SolarCity’s executive officers had entered into a Rule 10b5-1 trading plan.

Contacting the Board of Directors

Any stockholder who desires to contact our non-employee directors may do so electronically at the following website: http://investors.solarcity.com. Such stockholders who desire to contact our non-employee directors by mail may do so by writing SolarCity’s corporate secretary at SolarCity Corporation, 3055 Clearview Way, San Mateo, CA 94402. Our General Counsel receives these communications unfiltered by SolarCity, forwards communications to the appropriate committee of the Board of Directors or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to investors@solarcity.com.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 21, 2016. Officers are appointed by the board of directors to hold office until their successors are duly appointed and qualified.

Name	Age	Position(s)
Lyndon R. Rive	39	Co-Founder, Chief Executive Officer and Director
Peter J. Rive	42	Co-Founder, Chief Technology Officer and Director
Tanguy V. Serra	38	President and Chief Financial Officer
Hayden D. Barnard	44	Chief Revenue Officer
Seth R. Weissman	47	Executive Vice President, General Counsel and Secretary

For a brief biography of Messrs. Lyndon and Peter Rive, please see “Proposal One—Election of Directors—Information Regarding the Board of Directors and Director Nominees.”

Tanguy V. Serra has served as our President since November 2015 and our Chief Financial Officer since February 2016.  Formerly, Mr. Serra served as our Chief Operations Officer from February 2014 to November 2015 and as our Executive Vice President, Operations from May 2013 to February 2014. Prior to joining SolarCity, Mr. Serra served as chief executive officer and president of Vivint Solar, Inc., a solar energy solutions company, from April 2011 to April 2013, where he oversaw both finance and operations and was responsible for raising the company’s tax equity funds. From April 2004 to September 2011, Mr. Serra served as vice president at TPG Capital, L.P., a private equity investment firm, where he managed a number of the firm’s investments. Prior to TPG Capital, Mr. Serra held financial analyst positions with Morgan Stanley Capital Partners and Merrill Lynch. Mr. Serra holds a bachelor’s degree in accounting from ESCP Europe in Paris.

Hayden D. Barnard has served as our Chief Revenue Officer since September 2013. Prior to joining SolarCity, Mr. Barnard served as founder and CEO of Paramount Equity, LLC, a consumer finance company specializing in mortgage, insurance, and residential solar, from September 2003 until September 2013. Prior to Paramount Equity, Mr. Barnard served as an account manager of Oracle Corporation from 1995 to 2003. Mr. Barnard holds a bachelor’s degree in business management and marketing from the University of Missouri.

Seth R. Weissman has served as our Executive Vice President since May 2013, as our Vice President from September 2008 to May 2013, as our General Counsel since September 2008 and as our Secretary since June 2009. Prior to joining SolarCity, Mr. Weissman served as vice president, general counsel, and chief privacy officer of Coremetrics, Inc., a leading digital marketing company, from June 2004 to August 2008. Mr. Weissman also practiced employment and corporate law at Wilson Sonsini Goodrich & Rosati, Professional Corporation, at Stoneman, Chandler and Miller LLP, and at Hutchins, Wheeler, Dittmar, Professional Corporation. Mr. Weissman holds a bachelor’s degree in political science from The Pennsylvania State University and a J.D. from Boston University School of Law.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION and ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2015 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

This Compensation Discussion and Analysis provides information regarding the fiscal 2015 compensation program for our Chief Executive Officer, former Chief Financial Officer and the three other executive officers who were serving as the most highly-compensated executive officers of our company at the end of the fiscal year ended December 31, 2015. During fiscal 2015, these individuals were:

•	Lyndon R. Rive, our Co-Founder and Chief Executive Officer;
•	Peter J. Rive, our Co-Founder and Chief Technology Officer;
•	Tanguy V. Serra, our President and Chief Financial Officer;
•	Hayden D. Barnard, our Chief Revenue Officer; and
•	Brad W. Buss, our former Chief Financial Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “Named Executive Officers.” We refer to Lyndon Rive, our Chief Executive Officer, and Peter Rive, our Chief Technology Officer, collectively as our “Founders.” In December 2015, Mr. Serra was promoted to our President. In February 2016, Mr. Buss resigned as our Chief Financial Officer and Mr. Serra was appointed as our Chief Financial Officer.

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material component of compensation that we provide to the Named Executive Officers. In addition, we explain how and why the compensation committee of our board of directors (our “Compensation Committee”) arrived at the specific compensation policies and decisions involving the Named Executive Officers during fiscal 2015.

Executive Summary

SolarCity’s founding vision is to accelerate mass adoption of sustainable energy. We make clean energy available to homeowners, businesses, schools, non-profits, and government organizations typically at a lower cost than they pay for energy generated by burning fossil fuels, such as coal, oil, and natural gas. Our approach is to install systems to the highest engineering standards while making the switch simple for our customers. We are revolutionizing the way energy is delivered by giving customers a cleaner, more affordable alternative to their monthly utility bill.

Fiscal 2015 Operating and Financial Highlights

Our main operating activities include acquiring new customers; designing, installing, operating and maintaining solar energy systems; collecting energy contract payments and additional activities that enable us to offer solar energy and related services to customers.

Our 2015 operational highlights include the follow:

•

Megawatts Installed – We installed 870 megawatts in the year ended December 31, 2015, an increase of 73.0% from the year ended December 31, 2014, and installed more solar energy systems than any other company in the United States in 2015.

•	Healthy Balance Sheet – We had cash and cash equivalents of $382.5 million as of December 31, 2015.
•	Solar Installations – We have installed 232,940 solar energy systems for our customers as of December 31, 2015, an increase of 87.8% from fiscal 2014.
•	Total Employees – We grew to 15,273 total employees as of December 31, 2015, an increase of 68.7% from fiscal 2014.
•	International Expansion – In 2015, we expanded our solar installation business internationally into Mexico, with our acquisition of Ilioss in August 2015.
•	Convertible Note Offerings – We issued $113 million in aggregate principal of zero coupon convertible senior notes due 2020 in a private placement transaction.
•	Advancement in Rooftop Solar Panel Efficiency – In the fourth quarter of 2015, we announced that we had begun domestic manufacturing of our high-efficiency rooftop solar panels.
•

Worldwide Microgrid Service – We launched GridLogic, a microgrid service that combines distributed energy resources (solar, batteries and controllable load) and can provide dependable, clean power to communities anywhere in the world vulnerable to power outages and high energy costs.

•

Service Offering to SMBs – We partnered with Renew Financial to begin offering our energy contracts to small and medium-sized businesses, or SMBs, by allowing them to make payments through their property tax bills.

Fiscal 2015 Executive Compensation Highlights

Consistent with our performance and compensation objectives, our Compensation Committee approved the following compensation for our executive officers, including the Named Executive Officers, for fiscal 2015:

•	Maintained base salaries at fiscal 2014 levels for the continuing Named Executive Officers.
•

Granted Founder Awards to our Founders, who had not received any new equity incentive awards since 2011, that will vest only upon the achievement of certain performance goals (as described in more detail in “Compensation of our Founders” below).

•	Granted promotion and retention equity awards to the other Named Executive Officers continuing in their positions.
•	Promoted Mr. Serra to President and granted a long-term equity incentive compensation award to Mr. Serra in the form of a stock option award, which award vests over a period of 4-years.
•

Amended performance stock option awards previously granted to Messrs. Serra, Barnard and Buss from a vesting schedule based on cost of customer acquisition to a 6-year vesting schedule with acceleration opportunities based on cumulative gigawatts deployed, these changes were made in part based on lower growth targets and new strategies to reduce customer acquisition costs consistent with our current operating plan (no incremental expense was incurred due to these modifications).

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Our Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2015:

•	Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors.
•

Independent Compensation Committee Advisor. Our Compensation Committee engaged Compensia, Inc., an independent compensation consultant (“Compensia”), to assist with its fiscal 2015 compensation review, including advice in structuring our Founder Awards. This consultant performed no other consulting or additional services for us.

•

Annual Executive Compensation Review. Our Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

•

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	No Employment Agreements. We do not have employment agreements with any of our executive officers. All executive officers are employed on an “at will” basis.
•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

•

Multi-Year Vesting Requirements for Time-Based Awards. The time-based equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives.

•

Significant Corporate Objectives for Performance-Based Awards. The performance-based equity awards granted to certain of our executive officers vest upon the achievement of significant corporate objectives or progress towards significant corporate objectives intended to benefit our stockholders.

•

No Special Retirement Plans. We do not currently offer pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers, other than a 401(k) plan offered to all employees with no company match.

•	Limited Perquisites. We offer only limited perquisites or other personal benefits to certain of our executive officers, such as access to company-leased automobiles.
•

No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•

No Post-Employment Compensation Arrangements. We do not provide any post-employment compensation payments or other benefits, including in connection with a change in control, to our executive officers that are not otherwise available on the same basis to our other full-time employees.

•	Hedging Prohibited. We prohibit our employees from hedging any SolarCity securities.
•	Pledging Limited. We limit the ability of our employees to pledge SolarCity securities.
•	Succession Planning. We review the risks associated with key executive officer positions to ensure adequate succession plans are in place.

Compensation Philosophy and Objectives

To successfully grow our business in a dynamic and competitive environment, we need a highly talented and seasoned team of engineering, operations, technical, sales, marketing, and other business professionals. We compete with many other companies to attract and retain a skilled management team. To meet this challenge, we embrace a compensation philosophy of offering our executive officers a competitive total compensation program that recognizes and rewards both individual performance and contributions to our overall success. This allows us to attract, retain and motivate talented executives with the knowledge, skills, and abilities needed to drive our business results.

Our executive compensation program is designed to:

•	reward the achievement of our operational objectives;
•	develop a business strategy that will be successful over the long-term;
•	attract, motivate, reward, and retain the highly-qualified executive officers important to our success; and
•	recognize strong performers by offering compensation that rewards individual achievement as well as contributions to our overall success.

In addition, we seek to implement an overarching “pay-for-performance” philosophy by designing our executive compensation program to link a substantial component of our executive officers’ target total direct compensation to the achievement of performance objectives that directly correlate to the creation of stockholder value. To achieve this objective, we believe that the compensation paid to our executive officers should be closely aligned with our corporate performance on both a short-term and long-term basis, linked to specific, measurable results and assist us in motivating and retaining the key executive officers critical to our long-term success.

Compensation Program Design

The compensation of our executive officers, including the Named Executive Officers, consists primarily of base salary, an annual cash bonus and/or commission opportunity, long-term incentive compensation in the form of equity awards, and certain employee welfare benefits.

The key component of our executive compensation program has been equity awards, typically in the form of options to purchase shares of our common stock. Since our incorporation, we have emphasized the use of equity awards to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for all of our stockholders. We have used and continue to use stock options as our primary equity award vehicle for all of our executive officers. We believe that stock options offer our executive officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders. The choice to grant stock options to our executive officers also reflects our belief that they are in a position to create value for our shareholders over the long-term. Furthermore, the majority of stock option grants to our executive officers vest only upon achievement of significant corporate objectives or progress towards significant corporate objectives intended to benefit our stockholders.

We also grant restricted stock unit awards to our Named Executive Officers and employees as the Compensation Committee determines appropriate. We believe, consistent with competitive market practices, that restricted stock unit awards can appropriately align the interests of our executive officers with those of our stockholders and provide appropriate retention incentives to our executive officers, particularly during periods of volatility in the market for our common stock.

We also offer cash compensation in the form of base salaries, annual cash bonus opportunities for most of our employees, and commissions for our sales personnel. Typically, we have structured our annual cash bonus opportunities to focus on the achievement of specific short-term financial and strategic objectives that we believe will further our longer-term growth objectives.

Historically, we have used standard industry surveys to assist our board of directors and Compensation Committee in establishing cash compensation levels for our executive officers, with an emphasis on alternative energy and technology companies similar in size, stage of development, and growth potential. Since fiscal 2012, we have also used competitive market data developed from a review of the executive compensation practices of a group of peer companies to inform our executive compensation decisions. Using this information as a guideline, our board of directors and, more recently, our Compensation Committee, has emphasized remaining competitive in our market. Equity awards have been delivered periodically on a discretionary basis with the goal to retain and motivate top talent and align the interests of our executive officers with the long-term interests of our stockholders.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our board of directors and our Compensation Committee, as applicable, has reviewed each element of executive compensation separately and considered the value of each executive officer’s compensation package as a whole and its relative size in comparison to our other executive officers and with competitive market reference points.

As we continue to mature as a publicly-traded company, our Compensation Committee will continue to regularly evaluate our executive compensation program design as circumstances require. At a minimum, our Compensation Committee will continue to review our executive compensation program annually. As part of this review, we expect that our Compensation Committee will apply our values and the objectives outlined above, while considering the compensation levels necessary to ensure our executive compensation program remains competitive and effective. Our Compensation Committee will also review the program to ensure we are meeting our retention objectives and the potential cost of replacing a key employee.

Compensation-Setting Process

Role of Compensation Committee

Our Compensation Committee is responsible for evaluating, approving, and reviewing the compensation arrangements, plans, policies, and programs for our executive officers and the non-employee members of our board of directors, and overseeing our cash-based and equity-based compensation plans. For fiscal 2015, our Compensation Committee was comprised of Messrs. Fisher, Van de Bunt (January – July 2015), and Kendall (July – December 2015) and Ms. Pfund, who each qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), as “non-employee directors” for purposes of Exchange Act Rule 16b-3 and as “independent directors” under the requirements of The NASDAQ Global Market.

At the beginning of each fiscal year, our Compensation Committee reviews our executive compensation program, including any incentive compensation plans to determine whether they are appropriate, properly coordinated, and achieve their intended purposes. Our Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, our Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, our Compensation Committee, from time to time, makes any modifications to existing plans and arrangements or adopts new plans or arrangements as determined necessary.

Except as noted in the following paragraph, in each fiscal year, our Compensation Committee takes the following actions with respect to the compensation of our executive officers:

•	makes decisions with respect to any base salary adjustments;
•	consults with management to determine target bonus opportunities;
•	makes decisions with respect to equity awards, if any, for the upcoming fiscal year; and
•	establishes our corporate performance objectives for performance-based equity awards.

Our Compensation Committee consults with our Chief Executive Officer, our Board and other members of management, as appropriate, when making compensation decisions, although our Chief Executive Officer is not present during voting or deliberations by our Compensation Committee regarding his compensation.

Our Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on the Investor Relations section of our website at http://investors.solarcity.com. For additional information on our Compensation Committee, including the scope of its authority, see “Corporate Governance—Board Meetings and Committees—Compensation Committee” elsewhere in this Proxy Statement.

Role of Executive Officers

In carrying out its responsibilities, our Compensation Committee works with members of our management, including our Chief Executive Officer and Senior Vice President of People Empowerment. Typically, our management assists our Compensation Committee by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Our Chief Executive Officer makes recommendations to our Compensation Committee regarding executive compensation matters, including providing to our Compensation Committee his assessments of the performance of other executive officers. He also periodically attends Compensation Committee meetings, and engages in discussions with our Compensation Committee regarding his own compensation, although he is not permitted to be present during any voting or deliberations by our Compensation Committee regarding his compensation.

While our Compensation Committee solicits and considers the recommendations and proposals of our Chief Executive Officer and other members of our board of directors on compensation-related matters, our Compensation Committee only uses these recommendations and proposals as one factor in making its compensation decisions.

Role of Compensation Consultant

Pursuant to its charter, our Compensation Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, accounting, and other advisors, to assist it in carrying out its duties and responsibilities. During fiscal 2015, our Compensation Committee engaged Compensia as its adviser for certain compensation matters, including the structure of our Founder Awards, the compensation of our executive officers, our broader employee equity program and certain disclosure matters.

Compensia was engaged directly by our Compensation Committee to provide an independent review of our executive compensation program, including an analysis of both the competitive market and the design of the various elements of the program. More specifically, Compensia furnished our Compensation Committee with reports on competitive market practices relating to the following matters:

•	annual incentive compensation plan design;
•	executive compensation; and
•	general executive compensation policies and practices.

As part of its engagement with our Compensation Committee, Compensia evaluated and recommended changes to our compensation peer group, and using this compensation peer group provided competitive market data and analysis relating to the compensation of our executive officers, including the Named Executive Officers, and the structure of our Founder Awards.

Compensia provided no additional consulting services to us or to our board of directors apart from the matters discussed above in fiscal 2015. Our Compensation Committee has considered the independence of Compensia in light of the NASDAQ listing standards on compensation committee independence and the rules of the Securities and Exchange Commission. Based on these standards and rules, our Compensation Committee has concluded that the services performed by Compensia did not raise any conflict of interest.

Competitive Positioning

In arriving at its decisions on the amounts and elements of compensation for our executive officers for fiscal 2015, our Compensation Committee considered, among other factors, competitive market data and analyses prepared by Compensia based on our compensation peer group. In selecting companies for the compensation peer group, our Compensation Committee identified companies that it believed were similar to us from a size, business model and growth perspective or which our Compensation

Committee believed compete with us for executive talent. In particular, our Compensation Committee approved, the compensation peer group set forth below, which was used during fiscal 2015:

•	Fortinet	•	ServiceNow
•	GoPro	•	Splunk
•	Guidewire Software	•	Tableau Software
•	HomeAway	•	Tesla Motors
•	LinkedIn	•	Twitter
•	NetSuite	•	Workday
•	Palo Alto Networks	•	Yelp
•	Pandora Media	•	Zillow

Compensia also recommended, and our Compensation Committee approved, the use of the Radford Global Technology Survey data for other executive positions where there was no or limited disclosure of similar positions in the peer group.

The Role of Stockholder Say-on-Pay Votes

At our 2015 annual meetings of our stockholders, we held our first “say-on-pay” advisory vote on the compensation of our named executive officers for the 2014 fiscal year. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 94% of stockholder votes cast (excluding broker non-votes) in favor of our compensation policies for our named executive officers. Given this result, and following consideration of it, the Compensation Committee has decided to retain our overall approach to executive compensation. Moreover, we are required to hold a vote at least every six years regarding how often to hold a stockholder advisory vote on the compensation of our named executive officers. We held our first such vote at the 2015 annual meeting of stockholders, and the Board of Directors took into account our stockholders’ preference (over 75% of stockholder votes cast (excluding broker non-votes)) for a triennial vote. Consequently, the Board of Directors determined that we will hold a triennial advisory stockholder vote on the compensation of our named executive officers until they consider the results of our next “say-on-pay” frequency vote, which is anticipated to be held at our 2021 annual meeting.

Compensation of our Founders

In developing compensation recommendations for our Founders, the Compensation Committee has sought both to appropriately reward our Founders’ previous and current contributions and to create incentives for our Founders to continue to contribute significantly to successful results in the future.

Overview — Cash Compensation

Since going public in 2012, our Founders have continued to receive an annual base salary of $275,000 each.

Overview — Equity Compensation

Since option awards granted in May 2011, over a year prior to our initial public offering, our Founders had not received any new equity incentive awards for their services.

Beginning in the first quarter of 2014, our Compensation Committee, other members of our board of directors, our former chief financial officer, and the Committee’s independent compensation consultants worked together to create appropriate incentives for our continued long term success and to further align the compensation paid to our Founders with increases in stockholder value. The Compensation Committee sought to structure performance equity awards that met SolarCity’s compensation philosophy of aligning executive compensation with long-term stockholder interests and appropriately rewarding the achievement of challenging operational goals. After significant discussions and analysis, our Compensation Committee approved new stock option awards to our Founders (the “Founder Awards”). Mr. Lyndon Rive received a stock option to purchase up to 3,000,000 shares of our common stock, and Mr. Peter Rive received a stock option to purchase up to 2,000,000 shares of our common stock.

The Founder Awards were granted effective September 15, 2015 with an exercise price per share of $48.97 and a maximum term of ten (10) years, subject to earlier termination in the event the Founder ceases to be a service provider or the Founder Award terminates pursuant to the terms of the 2012 Equity Incentive Plan (the “Plan”), and will each vest, if at all, in ten equal tranches following both (i) the achievement of a SolarCity Operational Goal (described below) and (ii) the average trading price of SolarCity’s common stock (as quoted on the NASDAQ Global Select Market) over a 90-trading day period reaching or exceeding a Stock Price Target (as defined below).  In each case, both an Operational Goal and Stock Price Target must be met in order for a tranche of the shares subject to the Founder Awards to vest.  Each Founder will forfeit any unvested shares subject to the Founder Awards upon any termination of employment, whether for cause or otherwise.  In addition, any shares subject to the Founder Awards that have not vested by the tenth (10th) anniversary of the Grant Date shall expire and the remainder of the Founder Award shall be cancelled. If fully vested and exercised, the Founder Awards would represent approximately an additional 5% of SolarCity’s capital stock.

In the event of a Change in Control (as defined in the Plan), all vesting under the Founder Awards shall cease, after measuring whether any vesting is achieved in connection with such Change in Control, and any unvested portion of the Founder Awards shall expire.  The achievement of a Stock Price Target will be based solely on the fair market value of SolarCity’s common stock as of the effectiveness of such Change in Control rather than the 90-trading day average.  As such, the Founder Awards will not need to be assumed by an acquirer.

The Compensation Committee selected Operational Goals intended to further SolarCity’s founding vision to accelerate the mass adoption of sustainable energy and provide significant additional value to all of SolarCity’s stockholders.  These Operational Goals are long-term aspirational goals of SolarCity, and are not all expected to be achieved during the term of the Founder Awards. To ensure alignment of the Founder Awards with the long-term interests of SolarCity’s stockholders, the achievement of Operational Goals will not trigger any vesting unless the average trading price of SolarCity’s common stock significantly appreciates to meet or exceed the Stock Price Targets.  If the performance criteria and stock price appreciation targets subject to the Founder Awards were fully achieved, SolarCity’s market capitalization would be approximately $40 billion (based on the number of shares outstanding as of March 31, 2016).

Each Operational Goal and Stock Price Target are associated only with the vesting of a single tranche of shares subject to the Founder Awards.  The Operational Goals do not need to be achieved in any particular order.  In addition, an Operational Goal may be determined to have been achieved prior to the average trading price of SolarCity’s common stock reaching the next Stock Price Target.

List of Operational Goals:
1	Cost of Production of $0.50/Watt of solar modules with at least 20% efficiency
2	1 million Customers
3	3 million Customers
4	2,000 Cumulative Megawatts Installed
5	6,000 Cumulative Megawatts Installed
6	PowerCo Available Cash of $170 million for Trailing Twelve Months
7	PowerCo Available Cash of $600 million for Trailing Twelve Months
8	Average Total Cost Per Watt of $2.75 as of the end of a fiscal quarter
9	Average Total Cost Per Watt of $2.35 as of the end of a fiscal quarter
10	Average Total Cost Per Watt of $2.05 as of the end of a fiscal quarter

Determination of Stock Price Targets

The Stock Price Targets were determined based on step increases distributed between the exercise price per share of the Founder Awards and a final $400.00 per share target.  The Stock Price Targets are set forth in the following table:

Tranche	Stock Price Target	Percent of Shares Subject to Founder Award Eligible to Vest
1	$84.07	10.0%
2	$119.17	10.0%
3	$154.27	10.0%
4	$189.37	10.0%
5	$224.47	10.0%
6	$259.57	10.0%
7	$294.67	10.0%
8	$329.77	10.0%
9	$364.87	10.0%
10	$400.00	10.0%
TOTAL		100.0%

As of the date of this filing, two Operational Goals for the Founder Awards have been achieved – (i) cumulative megawatt installations exceeding 2,000 megawatts during the first quarter of 2016 and (ii) achieving an average total cost per watt of less than $2.75 during the fourth quarter of 2015.  The shares subject to these first two tranches will not vest until corresponding Stock Price Targets are met.

The Board and the Compensation Committee believe that the continued employment and dedication of the Founders is important to the long-term success of SolarCity, and sought to provide competitive and meaningful compensation packages to the Founders to create incentives for the Founders to continue to contribute significantly to successful results in the future.  In determining the amount of shares to issue pursuant to the Founder Awards, the Compensation Committee reviewed the equity holdings and historic compensation of the Founders.  The Compensation Committee noted that the Founders had not received any equity awards since 2011, and that those awards had vested in full in May 2015.  In addition, the Founders receive below market cash compensation.  The total compensation of the Founders for the 2012, 2013 and 2014 fiscal years is set forth below:

	Total Compensation (determined in accordance with SEC regulations)
	Fiscal Year 2014	Fiscal Year 2013	Fiscal Year 2012
Lyndon R. Rive	$275,018	$276,068	$275,023
Peter J. Rive	$275,018	$276,068	$275,023

Compensation Elements

As noted above, during fiscal 2015, the compensation of our executive officers, including the Named Executive Officers, consisted of base salary, an annual cash bonus opportunity (except for our Founders), and long-term incentive compensation in the form of equity awards.

Base Salary

Base salary is the primary fixed cash component of our executive compensation program. We use base salary to provide a consistent level of cash compensation to our executive officers for services rendered during the year, and to ensure that we remain competitive in attracting and retaining executive talent.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiations at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers.

Thereafter, our board of directors and, more recently, our Compensation Committee reviews the base salary level of each executive officer annually. Our Compensation Committee makes adjustments to base salary as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions.

In January 2015, our Compensation Committee reviewed the compensation structures of our executive officers. Our Compensation Committee determined that no adjustments to the base salaries of our continuing Named Executive Officers were necessary to maintain the competitiveness of their compensation packages.

The annual base salaries of the Named Executive Officers for fiscal 2015 were as follows:

	Fiscal 2014	Fiscal 2015
	Base Salary	Base Salary	Percentage
Named Executive Officer	($)	($)	Increase
Lyndon R. Rive	275,000	275,000	-
Peter J. Rive	275,000	275,000	-
Tanguy V. Serra	250,000	250,000	-
Hayden D. Barnard	250,000	250,000	-
Brad W. Buss	270,000	270,000	-

The annual base salaries actually paid to the Named Executive Officers during fiscal 2015 are set forth in the “2015 Summary Compensation Table” below.  The annual base salaries payable to the Named Executive Officers in fiscal 2016 remain the same as those approved for fiscal 2015.

Annual Cash Bonuses

We use cash bonuses to motivate our executive officers to achieve our annual operating plan while also making progress towards our longer-term strategic and growth goals. Generally, our Compensation Committee meets in the first quarter of each year to determine the amount of target bonus opportunities for our executive officers, including the Named Executive Officers, based on the recommendations of our Chief Executive Officer with respect to the individual performance and contributions to our financial and operating results of our other executive officers during the preceding year. Typically, the amount of the target bonus opportunity is based on an assessment of our Compensation Committee, including consideration of comparative market information and recommendations from our Chief Executive Officer (other than himself). The performance criteria used to determine the achievement of target bonus opportunity for our executive officers is recommended by our Chief Executive Officer (other than for himself), and determined by our Compensation Committee, with an emphasis on our growth, efficiency, and cost reductions for the year and his evaluation of each individual executive officer’s performance and contributions to our financial and operational performance.

Target Bonus Opportunities

For fiscal 2015, the target bonus opportunity and actual amounts paid for each of our Named Executive Officers are set forth in the table below.  In each case, achievement of the target bonus opportunity was subject to achievement of performance criteria mutually established by the Named Executive Officer and our Chief Executive Officer.

Our Founders have declined to be paid any annual cash bonus.

	Target		Actual Annual Bonus (as
	Annual	Actual	a percentage of Target
	Bonus	Annual	Annual Bonus
	Opportunity	Bonus	Opportunity (prorated,
Named Executive Officer	($)	($)	as applicable))
Lyndon R. Rive	N/A	N/A	N/A
Peter J. Rive	N/A	N/A	N/A
Tanguy V. Serra	*	217,886	N/A
Hayden D. Barnard	*	217,886	N/A
Brad W. Buss	230,000	230,000	100%

*	Bonus opportunity for fiscal 2015 was based on the number of megawatts deployed by us during the fiscal period, without a specified target, threshold or maximum amount.

The annual cash bonus amounts actually paid to the Named Executive Officers for fiscal 2015 are also set forth in the “2015 Summary Compensation Table” below.

For fiscal 2015, the performance criteria for the Named Executive Officers were as follows:

•	Mr. Buss’ performance criteria were based upon continuing improvement of our control environment and financial close process.
•	The performance criteria for Messrs. Barnard and Serra were based upon the number of megawatts deployed by us during the fiscal period.

Fiscal 2015 Bonus Decisions

In approving payment of bonus amounts to our Named Executive Officers for fiscal 2015 (other than himself), our Chief Executive Officer evaluated our financial and operating performance for the prior year, confirmed the achievement by each executive officer of his or her performance criteria, and made subjective assessments of each individual’s other achievements and contributions during the year. Our Chief Executive Officer also took into consideration each executive officer’s responsibilities, experience, skills, equity holdings, and current market practice. Based upon the foregoing and the target bonus opportunities approved in consultation with members of our board of directors, our Chief Executive Officer determined the bonus amounts to be paid to our executive officers (other than himself).

The decisions relating to the payment of bonuses and actual bonus amounts paid to our Named Executive Officers in fiscal 2015 were as follows:

•

Following the announcement of Mr. Buss’s planned retirement near the end of the 2015 fiscal year, our General Counsel, in consultation with our Chief Executive Officer, engaged in discussions with Mr. Buss regarding his transition.  As part of those discussions, and based upon our Chief Executive Officer’s assessment of the achievements of Mr. Buss and our finance organization during fiscal 2015, it was agreed to pay Mr. Buss 100% of his target annual cash bonus opportunity.

•

On a periodic basis throughout fiscal 2015 (and into fiscal 2016), our Chief Executive Officer reviewed our megawatts deployed and approved the bonus amounts payable to Messrs. Serra and Barnard. Based upon this review, Messrs. Serra and Barnard were each paid $217,886.

Long-Term Incentive Compensation

We believe that continued successful execution of our business strategy will lead to sustained growth in the market price of our common stock over time. Accordingly, we provide long-term incentive compensation to our executive officers.  Historically, we have primarily granted equity awards in the form of options to purchase shares of our common stock. Because stock options granted under our equity incentive plan provide for an economic benefit only in the event that our stock price increases over the exercise price of the option (which exercise price is equal to the fair market value of our common stock as of the date of grant), we believe that these equity awards effectively align the interests of our executive officers with those of our stockholders and provide our executive officers with a significant incentive to manage our company from the perspective of an owner with an equity stake in the business. The choice to grant stock options to our executive officers also reflects our belief that they are in a direct position to influence the market price of our common stock over the long term by creating value for our shareholders. Furthermore, the majority of stock option grants to our executive officers vest only upon achievement of significant corporate objectives or progress towards significant corporate objectives intended to benefit our stockholders. We also believe that these equity awards serve as an important retention tool for our executive officers, as unvested awards are generally forfeited if an officer voluntarily leaves us, and vested awards must be exercised within a short time period following an executive’s departure (generally, thirty days).

We also grant restricted stock unit awards to our Named Executive Officers and employees as the Compensation Committee determines appropriate. In particular, in January 2015, our Compensation Committee granted restricted stock unit awards vesting over a period of four years to several of our executive officers, including Messrs. Serra and Barnard.  These awards were intended to provide meaningful retention incentives, as prolonged volatility in the trading price of our common stock had eroded much of the value of stock option awards granted to such officers in earlier years. We believe, consistent with competitive market practices, that restricted stock unit awards can appropriately align the interests of our executive officers with those of our stockholders and provide appropriate retention incentives to our executive officers. Going forward, as we consider appropriate, we may introduce other forms of stock-based compensation awards into our executive compensation program to offer our executive officers additional types of long-term equity incentives that further this objective.

Historically, the size and form of the initial equity awards for our executive officers have been established through arm’s-length negotiations at the time we hire the individual executive officer. In making these awards, we consider, among other things, the prospective role and responsibility of the individual executive officer, competitive factors, the amount of equity-based compensation held by the executive officer at his or her former employer, the cash compensation received by the executive officer, and the need to create a meaningful opportunity for reward based on the creation of long-term, sustained stockholder value.

In addition, we grant equity awards to our executive officers when our board of directors or, more recently, our Compensation Committee has determined that these awards were necessary or appropriate to recognize corporate and individual performance, to recognize a promotion or to achieve our retention objectives. To date, we have not applied a rigid formula in determining the size of these equity awards. Instead, our board of directors or our Compensation Committee, as applicable, has exercised its judgment to determine the size of such equity awards for an individual executive officer after taking into consideration the recommendations of our Chief Executive Officer, the scope of the executive officer’s performance, contributions, responsibilities and experience, the amount of equity compensation held by the executive officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives), available competitive data and other compensation analyses provided by our People Empowerment Department, market conditions, and other criteria. In making its equity award determinations, our board of directors or our Compensation Committee, as applicable, also considers annual share usage and overall stockholder dilution.

The equity awards granted to the Named Executive Officers in fiscal 2015 were as follows:

	Time-Based		Performance-		Aggregate Fair
	Restricted Stock	Time-Based	Based Stock		Value of Equity
	Unit Awards	Stock Options	Options	Company Performance	Award
Named Executive Officer	(#)	(#)	(#)	Objective	($)(1)
Lyndon R. Rive	-	-	3,000,000	Founder Awards	77,043,000
Peter J. Rive	-	-	2,000,000	Founder Awards	51,362,000
Tanguy V. Serra	111,454	-	-	N/A	5,417,779
Tanguy V. Serra	-	400,000	-	N/A	9,392,000
Hayden D. Barnard	146,023	-	-	N/A	7,098,178

(1)

For stock option awards, the amount reported in this column represents the grant date fair value of the stock options as computed in accordance with ASC 718, for the awards with market conditions granted to our Founders we use a Monte Carlo simulation to determine the fair value of stock options. The assumptions used in calculating the grant date fair value reported in this column are set forth in the notes to our audited consolidated financial statements included in our annual report on Form 10-K. For restricted stock unit awards, the amount reported in this column represents the grant date fair value of the restricted stock units based on the closing trading price of our common stock on the grant date. Note that the amounts reported in this column reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that our Named Executive Officers may receive from the awards.

Additional details of the equity awards granted to the Named Executive Officers in fiscal 2015 are set forth in the “2015 Grants of Plan-Based Awards Table” and “2015 Outstanding Equity Awards at Fiscal Year-End Table” below.  A discussion of the terms of the Founder Awards is set forth in more detail in “Compensation of our Founders” above.

Welfare and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we do not match any contributions made to the plan by our employees, including executive officers, although we maintain the discretion to do so. We intend the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees in the country where they reside. These benefits include health, dental, and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market, and our employees’ needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. For example, we have provided a company-leased automobile to Messrs. Serra and Barnard and limited other members of our management, and in fiscal 2013 and 2014 paid certain housing and relocation expenses for Mr. Barnard in connection with his relocation to the San Francisco Bay Area. The amounts of these perquisites and other personal benefits are set forth in the “Other Compensation” column of and the footnotes to the “2015 Summary Compensation Table” below.

We may provide additional perquisites and other personal benefits to our executive officers in the future, as we determine appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, retention or other purposes. All future practices with respect to perquisites and other personal benefits will be approved and subject to periodic review by our Compensation Committee.

Employment Offer Letters

While we have not entered into employment agreements with any of our executive officers, the initial terms and conditions of employment for each of the Named Executive Officers, other than our Founders, are set forth in written employment offer letters. Each of these arrangements was approved on our behalf by our board of directors or our Compensation Committee. We believe that these employment offer letters were necessary to induce these individuals to forego other employment opportunities for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our board of directors and Compensation Committee was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, our board of directors and Compensation Committee recognize that competitive compensation packages were necessary to attract qualified candidates in a dynamic and competitive labor market. At the same time, our board of directors and Compensation Committee was sensitive to the need to integrate new executive officers into our executive compensation structure, balancing both competitive and internal equity considerations.

Each of these employment offer letters provided for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and a recommendation for equity awards to acquire shares of our common stock.

For a summary of the material terms and conditions of the employment offer letters with the Named Executive Officers, see “Employment Arrangements” below.

Post-Employment Compensation

Resignation of Mr. Buss

Effective as of February 10, 2016, Mr. Buss resigned as our Chief Financial Officer.  On January 25, 2016, SolarCity entered into a Transition, Retention, Separation Agreement and Release with Mr. Buss (the “Buss Transition Agreement”). The Buss Transition Agreement provided for, among other things, the planned retirement of Mr. Buss and transition of his responsibilities, a mutual release of claims by SolarCity and Mr. Buss, payment to Mr. Buss of 100% of his target bonus opportunity for fiscal 2015, and the acceleration of 14,583 shares under a previously granted restricted stock unit award (representing vesting credit for seven months of service already provided by Mr. Buss).

Other than the consideration paid to Mr. Buss pursuant to the terms of the Buss Transition Agreement, none of our executive officers are eligible to receive any payments or benefits when their employment terminates, including in connection with or following a change in control, except as provided in our equity plans (and described below) applicable to all holders of equity awards.

Our executive officers, including the Named Executive Officers, are eligible to receive any benefits accrued under our broad-based benefit plans and as required by law, in accordance with those plans and policies.

The post-employment payments and benefits which the Named Executive Officers are eligible to receive are described in more detail in “Potential Payments upon Termination or Change in Control” below.

Other Compensation Related Policies

Derivatives Trading and Hedging Policy

Our board of directors has adopted a policy prohibiting the trading of derivatives or the hedging of our equity securities by our employees, including our executive officers, and the non-employee members of our board of directors, and limiting the ability of our directors and employees to pledge our common stock as collateral for loans.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Generally, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of options to purchase shares of the granting company’s securities granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are outside directors and certain other conditions are satisfied.

Our Compensation Committee generally seeks to qualify the variable compensation paid to the covered executive officers for the “performance-based compensation” exemption from the deduction limit under Section 162(m) when it believes such action is in the best interests of SolarCity. In approving the amount and form of compensation for our executive officers, our Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of the Section 162(m) deduction limit. However, our Compensation Committee reserves its discretion to authorize compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to achieve other goals of our executive compensation program.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Our Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any Named Executive Officer with a “gross-up” or other reimbursement payment for any tax liability that he may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of the company.

Accounting for Stock-Based Compensation

Our Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees, among other issues and matters of concern. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our consolidated statement of operations all share-based payments to employees, including grants of options to purchase shares of our common stock to our executive officers, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk-free interest rates, and the expected life of the options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For performance-based stock awards, we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met. The assumptions used in calculating the grant date fair value pursuant to ASC Topic 718 are set forth in the notes to our audited consolidated financial statements included in our annual report on Form 10-K.

ASC Topic 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule).

COMPENSATION RISK ASSESSMENT

As part of its oversight of our compensation practices, our Compensation Committee has considered our executive officer and non-executive employee compensation programs as they relate to corporate risk management. Our compensation programs are currently consistent with practices of other companies in our industry, and our Compensation Committee has concluded that our compensation policies and practices are not likely to have a material adverse effect on us, including for the following reasons:

•

our Chief Executive Officer’s and our board of directors’ retention of a high degree of discretion with respect to the payment of annual cash bonuses, as well as our consideration of our operating performance and assessments of individual performance during the prior fiscal year to determine the amount of such bonuses, help minimize the risk that the short-term variable component of our executive compensation program might pose; and

•

the long-term component of our compensation program, which to date has consisted primarily of stock options, keeps our executive officers and employees appropriately focused on sustained long-term enterprise-level growth through multi-year vesting schedules and by providing value only if we succeed in growing our business in a way that results in appreciation of the value of our common stock over time.

Compensation Committee Report

In 2015, the Compensation Committee of the Board of Directors was comprised of the following non-employee members of the Board of Directors: Mr. Fisher, Ms. Pfund, Mr. Van de Bunt (January 1 – July 20, 2015) and Mr. Kendall (July 28 – December 31, 2015). Each member was determined to be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee’s primary responsibility is to review the performance of SolarCity’s management in achieving corporate goals and objectives and to ensure that SolarCity’s management is compensated effectively in a manner consistent with SolarCity’s strategy and competitive practices. Toward that end, the Compensation Committee oversees, reviews and administers all of SolarCity’s compensation, equity and employee benefit plans and programs applicable to executive officers.

The compensation committee has reviewed and discussed the section captioned “Compensation Discussion and Analysis” included in this proxy statement, with our management and, based on such review and discussions, the compensation committee has recommended to our board of directors that this “Compensation Discussion and Analysis” section be included in proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

John H.N. Fisher - Chairman

Nancy E. Pfund

Donald R. Kendall, Jr.

2015 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our Named Executive Officers for 2015.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position of Named		Salary	Bonus	Awards (1)	Awards (1)	Compensation	Compensation (2)	Total
Executive Officers	Year	($)	($)	($)	($)	($)	($)	($)
Lyndon R. Rive,	2015	275,000	-	-	77,043,000	-	16	77,318,016
Chief Executive Officer (3)	2014	275,000	-	-	-	-	18	275,018
	2013	276,058	-	-	-	-	10	276,068

Peter J. Rive,	2015	275,000	-	-	51,362,000	-	16	51,637,016
Chief Technology Officer (3)	2014	275,000	-	-	-	-	18	275,018
	2013	276,058	-	-	-	-	10	276,068

Tanguy V. Serra,	2015	250,000	-	5,417,779	9,392,000	217,886	37,341	15,315,006
President and Chief Financial Officer (4)	2014	250,000	-	-	11,289,500	753,145	28,247	12,320,892
	2013	160,577	14,425	-	14,071,060	222,925	21,035	14,490,022

Hayden D. Barnard,	2015	250,000	-	7,098,178	-	217,886	38,376	7,604,440
Chief Revenue Officer (5)	2014	250,000	-	-	-	250,000	44,545	544,545
	2013	83,654	-	-	10,742,268	72,500	14,505	10,912,927

Brad W. Buss,	2015	270,000	230,000	-	-	-	16	500,016
former Chief Financial Officer	2014	103,846	90,110	7,181,000	23,880,300	-	5	31,255,261

(1)

The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to our Named Executive Officers as computed in accordance with ASC 718, for the awards with market conditions granted to our Founders we use a Monte Carlo simulation to determine the fair value of stock options. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the audited consolidated financial statements included in our annual report on Form 10-K. The amounts reported in the Stock Awards column represent the grant date fair value of restricted stock unit awards based on the closing trading price of our common stock on the grant date. Note that the amounts reported in this column reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that our Named Executive Officers may receive from the equity awards.

(2)	Unless otherwise noted, amounts reported in the All Other Compensation column include group term life insurance premiums paid by us.
(3)

The amounts of compensation related to the performance stock option awards granted to Messrs. Lyndon and Peter Rive in fiscal 2015 and reported in the Option Awards column represent the grant date fair value based on a Monte Carlo simulation, and include assumptions as to the achievement of the performance objectives. As addressed in “Compensation of our Founders” above, these options have an exercise price per share of $48.97, and will only vest, if at all, in ten equal tranches following both (i) the achievement of a SolarCity Operational Goal and (ii) the average trading price of SolarCity’s common stock (as quoted on the NASDAQ Global Select Market) over a 90-trading day period reaching or exceeding a Stock Price Target. The SolarCity Operational Goals selected were intended to be difficult, and may not all be achieved during the 10-year term of the Founder Awards.  In addition, the Stock Price Targets ending at $400 per share were intended to ensure significant value creation for all shareholders. Each Operational Goal and Stock Price Target is associated only with the vesting of a single tranche of shares subject to the Founder Awards.  The Operational Goals do not need to be achieved in any particular order.  The list of Operational Goals are as follows:

List of Operational Goals:
1	Cost of Production of $0.50/Watt of solar modules with at least 20% efficiency
2	1 million Customers
3	3 million Customers
4	2,000 Cumulative Megawatts Installed
5	6,000 Cumulative Megawatts Installed
6	PowerCo Available Cash of $170 million for Trailing Twelve Months
7	PowerCo Available Cash of $600 million for Trailing Twelve Months
8	Average Total Cost Per Watt of $2.75 as of the end of a fiscal quarter
9	Average Total Cost Per Watt of $2.35 as of the end of a fiscal quarter
10	Average Total Cost Per Watt of $2.05 as of the end of a fiscal quarter

The list of Stock Price Targets is as follows:

Tranche	Stock Price Target	Percent of Shares Subject to Founder Award Eligible to Vest
1	$84.07	10.0%
2	$119.17	10.0%
3	$154.27	10.0%
4	$189.37	10.0%
5	$224.47	10.0%
6	$259.57	10.0%
7	$294.67	10.0%
8	$329.77	10.0%
9	$364.87	10.0%
10	$400.00	10.0%
TOTAL		100.0%

As of the date of this filing, two Operational Goals for the Founder Awards have been achieved – (i) cumulative megawatt installations exceeding 2,000 megawatts during the first quarter of 2016 and (ii) achieving an average total cost per watt of less than $2.75 during the fourth quarter of 2015.  The shares subject to these first two tranches will not vest until corresponding Stock Price Targets are met. In order for all shares subject to the Founder Awards to vest, all ten Operational Goals must be achieved and the trading price of SolarCity’s common stock would have to reach at least $400 per share. For additional information regarding these awards, please see “Compensation of our Founders” above.

(4)	Amounts reported in the All Other Compensation column also include $37,326 for 2015, $28,228 for 2014 and $21,035 for 2013 related to use of a company-leased automobile.
(5)

Amounts reported in the All Other Compensation column also include $38,361 for 2015, $38,774 for 2014 and $3,876 for 2013 related to use of a company-leased automobile; and $5,753 for 2014 and $10,627 for 2013 related to reimbursement of relocation expenses and housing allowances.

2015 Grants of Plan-Based Awards Table

The following table presents information concerning each grant of an award made to a Named Executive Officer in fiscal 2015 under any plan.

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:		Date Fair
									Number of	Number of	Exercise	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under				Securities	Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards (1)				Underlying	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target		Maximum	Options	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)		(#)	(#)	(#)	($/Sh)	($)(2)
Lyndon R. Rive	9/15/2015				300,000	-	(3)	3,000,000	-	-	48.97	77,043,000
Peter J. Rive	9/15/2015				200,000	-	(3)	2,000,000	-	-	48.97	51,362,000
Tanguy V. Serra	1/1/2015	-	(4)	(4)
Tanguy V. Serra	1/30/2015								111,454			5,417,779
Tanguy V. Serra	12/15/2015									400,000	40.05	9,392,000
Hayden D. Barnard	1/1/2015	-	(4)	(4)
Hayden D. Barnard	1/30/2015								146,023			7,098,178

(1)	The amounts represent the number of shares subject to stock options awards with vesting subject to the achievement of performance-based objectives.
(2)

The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to our Named Executive Officers as computed in accordance with ASC 718, for the awards with market conditions granted to our Founders we use a Monte Carlo simulation to determine the fair value of stock options. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the audited consolidated financial statements included in our annual report on Form 10-K. The amounts reported in the Stock Awards column represent the grant date fair value of restricted stock unit awards based on the closing trading price of our common stock on the grant date. Note that the amounts reported in this column reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that our Named Executive Officers may receive from the equity awards.

(3)	There is no target for these equity awards. A discussion of the terms of the Founder Awards is set forth in more detail in “Compensation of our Founders” above.
(4)	The performance criteria for this award was based upon the number of megawatts deployed by us, without any minimum, maximum or target amount.

2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information concerning unexercised options and stock awards for each Named Executive Officer outstanding as of December 31, 2015.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(1)
Lyndon R. Rive	9/2/2009		647,913	-	1.62	9/1/2019
Lyndon R. Rive	5/25/2011		1,000,000	-	5.07	5/24/2021
Lyndon R. Rive	9/15/2015	(2)	-	3,000,000	48.97	9/14/2025
Peter J. Rive	9/2/2009		664,700	-	1.62	9/1/2019
Peter J. Rive	5/25/2011		1,000,000	-	5.07	5/24/2021
Peter J. Rive	9/15/2015	(2)	-	2,000,000	48.97	9/14/2025
Tanguy V. Serra	5/31/2013	(3)	121,573	66,668	45.25	5/30/2023
Tanguy V. Serra	5/31/2013	(4)	65,000	10,000	45.25	5/30/2023
Tanguy V. Serra	7/2/2013	(5)	100,000	50,000	37.74	7/1/2023
Tanguy V. Serra	2/22/2014	(3)	22,916	27,084	75.86	2/21/2024
Tanguy V. Serra	2/22/2014	(6)	17,546	57,454	75.86	2/21/2024
Tanguy V. Serra	2/22/2014	(7)	-	75,000	75.86	2/21/2024
Tanguy V. Serra	1/30/2015	(8)					90,558	4,620,269
Tanguy V. Serra	12/15/2015	(9)	-	400,000	40.05	12/14/2025
Hayden D. Barnard	9/24/2013	(10)	98,437	76,563	35.31	9/23/2023
Hayden D. Barnard	9/24/2013	(4)	60,100	14,900	35.31	9/23/2023
Hayden D. Barnard	9/24/2013	(7)	-	160,000	35.31	9/23/2023
Hayden D. Barnard	1/30/2015	(8)					118,645	6,053,268
Brad W. Buss	8/15/2014	(4)	26,220	173,780	71.81	8/14/2024
Brad W. Buss	8/15/2014	(7)	-	200,000	71.81	8/14/2024
Brad W. Buss	8/15/2014	(11)	20,000	30,000	71.81	8/14/2024
Brad W. Buss	8/15/2014	(12)					75,000	3,826,500

(1)

The market value is calculated using the closing price of our Common Stock of $51.02 on December 31, 2015 (the last trading day of 2015), as reported on The Nasdaq Global Select Market (NASDAQ), multiplied by the unvested stock amount.

(2)

This stock option will vest and become exercisable in ten equal amounts only upon the achievement of both an “Operational Goal” and a market capitalization based “Stock Price Target”. If any shares have not vested by the end of the ten-year term of the option, they will be forfeited. As of the date of this filing, two Operational Goals and no Stock Price Targets have been achieved. For more information, see “Executive Compensation — Compensation Discussion and Analysis —Compensation of our Founders” above.

(3)

A fixed number of shares subject to this stock option shall vest for each megawatt deployed. The number of megawatts deployed by us and the related number of shares vested pursuant to each such option are determined monthly by us.

(4)

A fixed number of shares subject to this stock option shall vest upon our achievement of specified milestones of the number of megawatts deployed, or 1/3 of the shares subject to the stock option shall vest every 2-years if such milestones are not earlier achieved. The number of megawatts deployed by us and the related number of shares vested pursuant to each such option are determined monthly by us.

(5)

A fixed number of shares subject to this stock option shall vest upon our achievement of specified financial operations targets. The achievement of these financial operations targets is determined by us.

(6)	This stock award vests over a four-year period in equal amounts on each anniversary of the grant date.
(7)	This stock option vests over a four-year period as follows: 1/48th of the shares vest and become exercisable each month following the grant date.
(8)

A fixed number of shares subject to this stock option shall vest upon our achievement of specified cost and efficiency targets. Our costs are determined for each quarter relative to the number of watts capable of being produced by a new solar energy system, and the related number of shares vested pursuant to each such option are determined quarterly by us.

(9)

A fixed number of shares subject to this stock option shall vest upon our achievement of a specified number of new customers. The number of new customers is determined for each month, and the related number of shares vested pursuant to each such stock award is determined monthly by us.

(10)	This stock award vests over a four-year period as follows: 1/8th of the shares vested approximately 6 months after the grant date, and 1/16th of the share vest each quarter thereafter.
(11)

This stock option vests over a four-year period as follows: 1/8th of the shares subject to the option vest and become exercisable six months after the grant date, and 1/148th of the shares vest and become exercisable each month thereafter.

(12)

This stock option vests over a four-year period as follows: 1/4th of the shares subject to the option vest and become exercisable 12 months after the grant date, and 1/148th of the shares vest and become exercisable each month thereafter.

2015 Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options and vesting of restricted stock unit awards during fiscal 2015 for each of the Named Executive Officers.

	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Name	(#)	($)	(#)	($)
Lyndon R. Rive	22,800	963,300
Peter J. Rive	22,800	963,300
Tanguy V. Serra			20,896	860,017
Hayes D. Barnard			27,378	1,126,787
Brad W. Buss			25,000	1,220,250

(1)

For options exercised, reflects the number of shares acquired upon exercise multiplied by the difference between the closing market price of our common stock as reported on the NASDAQ Global Select Market on the date of exercise and the exercise price of the underlying stock option. For RSUs vested, reflects the number of shares acquired on vesting multiplied by the closing market price of our common stock as reported on the NASDAQ Global Select Market on the vesting date.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows certain information concerning our common stock reserved for issuance in connection with our 2007 Stock Plan, our 2012 Equity Incentive Plan, our Zep Solar 2010 Equity Incentive Plan and our 2012 Employee Stock Purchase Plan as of December 31, 2015:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	21,796,733	(2)	$38.61	(3)	4,817,403
Equity compensation plans not approved by stockholders (4)	86,233		$1.97		0
TOTAL	21,882,966				4,817,403

(1)

Includes the following plans: 2007 Stock Plan, 2012 Equity Incentive Plan (2012 Plan), and 2012 Employee Stock Purchase Plan (2012 ESPP). The 2012 Plan provides that on January 1st of each fiscal year commencing in 2013 and ending on (and including) January 1, 2022, the number of shares authorized for issuance under the 2012 Plan is automatically increased by a number equal to the lesser of (i) 4,000,000 shares of common stock, (ii) four percent (4.0%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such number of shares that may be determined by our board of directors. Our 2012 ESPP provides that on January 1st of each fiscal year commencing in 2013 and ending on (and including) January 1, 2032, the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) 2,000,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.

(2)	Includes 3,568,352 shares that may be issued pursuant to restricted stock unit awards outstanding under our 2012 Plan at December 31, 2015.
(3)	Excludes 3,568,352 shares that may be issued pursuant to restricted stock unit awards outstanding under our 2012 Plan, as such awards are issuable for no consideration.
(4)

Consists of the Zep Solar 2010 Equity Incentive Plan (Zep Plan) options assumed pursuant to our acquisition of Zep Solar, Inc. on December 11, 2013. No additional equity awards may be granted under the Zep Plan.

Potential Payments Upon Termination or Change in Control

Other than the consideration paid to Mr. Buss pursuant to the terms of the Buss Transition Agreement, none of our executive officers are eligible to receive payments or other benefits in connection with any termination of employment, or any payments or other benefits in connection with or following a change in control of our company, except in each case as provided in our equity plans (and described below) applicable to all equity award holders. Our executive officers are eligible to receive any benefits accrued under our broad-based benefit plans in accordance with those plans and policies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2016, for:

•	each of our directors;
•	each of our Named Executive Officers;
•	all of our current directors and executive officers as a group; and
•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 98,296,422 shares of common stock outstanding at March 31, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2016 and restricted stock unit awards subject to release within 60 days of March 31, 2016. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SolarCity Corporation, 3055 Clearview Way, San Mateo, California 94402.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage (%)
Directors and Named Executive Officers:
Lyndon R. Rive (1)	3,937,721	3.9
Peter J. Rive (2)	3,931,183	3.9
Tanguy V. Serra (3)	387,693	*
Hayden D. Barnard (4)	329,040	*
Seth R. Weissman (5)	200,780	*
Elon Musk (6)	21,854,840	22.2
John H.N. Fisher (7)	4,055,217	4.1
Antonio Gracias (8)	206,854	*
Donald R. Kendall, Jr. (9)	105,546	*
Nancy E. Pfund (10)	1,547,531	1.6
Jeffrey B. Straubel (11)	767,467	*
All executive officers and directors as a group (11 persons) (12)	37,323,872	36.4

Other 5% Stockholders:
FMR LLC (13)	12,005,684	12.2
SRS Investment Management, LLC (14)	8,500,000	8.6

*	Less than 1%.
(1)

Includes 1,647,913 shares issuable upon exercise of options exercisable within 60 days from March 31, 2016, excludes shares subject to outstanding performance-based awards which may vest upon the achievement of specified performance criteria. Also includes 2,267,008 shares held by an investment company managed by the reporting person (1,378,441 shares of which are pledged as collateral to secure certain personal indebtedness owed to Bank of America Merrill Lynch).

(2)

Includes 1,664,700 shares issuable upon exercise of options exercisable within 60 days from March 31, 2016, excludes shares subject to outstanding performance-based awards which may vest upon the achievement of specified performance criteria. Also includes 1,971,135 shares held by the Peter J. Rive Separate Property Trust.

(3)

Includes 364,605 shares issuable upon exercise of options exercisable within 60 days from March 31, 2016, and 6,966 shares issuable pursuant to stock awards that vest within 60 days from March 31, 2016, excludes shares subject to outstanding performance-based awards which may vest upon the achievement of specified performance criteria.

(4)

Includes 191,666 shares issuable upon exercise of options exercisable within 60 days from March 31, 2016, and 9,126 shares issuable pursuant to stock awards that vest within 60 days from March 31, 2016, excludes shares subject to outstanding performance-based awards which may vest upon the achievement of specified performance criteria.

(5)

Includes 135,770 shares issuable upon exercise of options exercisable within 60 days from March 31, 2016, and 2,500 shares issuable pursuant to stock awards that vest within 60 days from March 31, 2016, excludes shares subject to outstanding performance-based awards which may vest upon the achievement of specified performance criteria.

(6)

Represents shares held of record by the Elon Musk Revocable Trust dated July 22, 2003 (4,000,000 shares of which are pledged as collateral to secure certain personal indebtedness owed to Morgan Stanley). Includes 9,166 shares issuable upon exercise of options exercisable within 60 days from March 31, 2016.

(7)

Includes 1,240,118 shares held of record by Draper Fisher Jurvetson Fund IX, L.P., 260,838 shares held of record by Draper Fisher Jurvetson Fund X, L.P., 1,934,611 shares held of record by Draper Fisher Jurvetson Growth Fund 2006, L.P., 7,970 shares held of record by Draper Fisher Jurvetson Partners X, LLC, 33,605 shares held of record by Draper Fisher Jurvetson Partners IX, LLC, 158,829 shares held of record by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, 381,954 shares held of record by John Fisher and Jennifer Caldwell Living Trust dated 1/7/00, 518 shares held of record by Draper Fisher Jurvetson Fund IX Partners, L.P., 319 shares held of record by Draper Fisher Jurvetson Fund X Partners, L.P., and 24,388 shares held of record by JHNF Investment LLC. John H.N. Fisher is one of several managing directors of the general partner entities of these funds that directly hold shares and as such Mr. Fisher may be deemed to have voting and investment power with respect to such shares. Mr. Fisher disclaims beneficial ownership with respect to such shares except to the extent of his pecuniary interest therein. Also includes 12,067 shares issuable upon exercise of options exercisable within 60 days from March 31, 2016. The address for all entities above is 2882 Sand Hill Road, Suite 150, Menlo Park, California 94025.

(8)

Includes 159,023 shares held of record by AJG Growth Fund, LLC and 38,665 shares held of record by Valor Equity Management II, LP, which shares are indirectly beneficially held for Mr. Gracias. Mr. Gracias is the manager of AJG Growth Fund, LLC and is affiliated with Valor Equity Management II, LP. Mr. Gracias disclaims beneficial ownership of the shares held by Valor Equity Management II, LP, except to the extent of his pecuniary interest therein. Also includes 9,166 shares issuable upon exercise of options exercisable within 60 days from March 31, 2016. The address for the Valor entities and Mr. Gracias is 875 North Michigan Ave., Suite 3214, Chicago, Illinois 60611.

(9)	Includes 65,679 shares issuable upon exercise of options exercisable within 60 days from March 31, 2016.
(10)

Includes 449,279 shares held of record by Bay Area Equity Fund I, L.P., 928,977 shares held of record by DBL Equity Fund-BAEF II, L.P., 119,208 shares held of record by Ms. Pfund as co-trustee of The Pfund Polakoff Family Trust dtd 2/18/1993, and 38,000 held of record by The Pfund Polakoff 2014 CRUT u/a/d 11/07/14. Ms. Pfund is a managing partner of H&Q Venture Management, L.L.C., doing business as DBL Investors LLC, the managing member of Bay Area Equity Fund Managers I, L.L.C, the general partner of Bay Area Equity Fund I, L.P. Ms. Pfund disclaims beneficial ownership with respect to such shares except to the extent of her pecuniary interest therein. Also includes 12,067 shares issuable upon exercise of options exercisable within 60 days from March 31, 2016. The address for these entities is One Montgomery Street, Suite 2375, San Francisco, California 94104.

(11)

Includes 9,166 shares issuable upon exercise of options exercisable within 60 days from March 31, 2016. Also includes 312,444 shares held by Mr. Straubel, which are pledged as collateral to secure certain personal indebtedness owed to Bank of America Merrill Lynch.

(12)

Includes 4,122,020 shares issuable to our current executive officers and directors as a group upon exercise of options exercisable within 60 days from March 31, 2016, and 18,592 shares issuable to our current executive officers and directors as a group pursuant to stock awards that vest within 60 days from March 31, 2016, excludes shares subject to outstanding performance-based awards which may vest upon the achievement of specified performance criteria.

(13)

As of December 31, 2015, the reporting date of the most recent Schedule 13G filed with the SEC pursuant to the Exchange Act on February 12, 2016, FMR LLC and Abigail P. Johnson, the vice chairman, chief executive officer, president and director of FMR LLC, were deemed to have sole voting power with respect to 402,956 of the reported shares and sole dispositive power with respect to all of the reported shares. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC. The address of the entities and persons associated with FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(14)

As of December 31, 2015, the reporting date of the most recent Schedule 13G filed with the SEC pursuant to the Exchange Act on February 16, 2016, SRS Investment Management, LLC and Karthik R. Sarma, its managing member, were deemed to have shared voting and dispositive power with respect to all of the reported shares. The address of the entities associated with SRS Investment Management, LLC is 1 Bryant Park, 39th Floor, New York, NY 10036.

RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

We have entered into a number of agreements with Tesla Motors, Inc., or Tesla Motors. Mr. Musk, the chairman of our board of directors, is the chief executive officer, product architect, chairman of the board of directors and a significant stockholder of Tesla Motors. Mr. Straubel, a member of our board of directors, is the chief technology officer of Tesla Motors. Mr. Gracias, a member of our board of directors, also is a member of the board of directors of Tesla Motors. Mr. Fisher, a member of our board of directors, is a managing director of Draper Fisher Jurvetson which is a minority stockholder of Tesla Motors.

We have entered into master purchase agreements with Tesla Motors under which Tesla Motors will supply us with various sizes of stationary batteries for integration with our solar panels to create stationary power sources for sale or lease to residential and commercial customers and related equipment. During the 2015 fiscal year, we purchased approximately $7.8 million worth of batteries and equipment from Tesla Motors. Our supply agreements do not generally provide for any payment obligations by Tesla Motors.

In December 2013, we entered into a Master Program Agreement with Tesla Motors under which Tesla Motors customers shall receive a rebate on home charging equipment when such customers enter into qualifying solar energy system contracts with us. Following verification of such contracts by us and Tesla Motors, we will issue a rebate check to customers following receipt of permission to operate from the utility. During the 2015 fiscal year, we paid $166,000 under this arrangement. This master program agreement does not generally provide for any payment obligations by Tesla Motors.

From time to time, we may enter into customary agreements, with Tesla Motors, Space Exploration Technologies Corporation, or SpaceX, and other related parties, such as power purchase agreements under which we charge a fee based on the amount of electricity produced by our solar energy systems.

During 2014, we launched our Solar Bonds program, offering investors the opportunity to purchase SolarCity debt securities directly from us through a web-based platform.  From time to time, members of our board of directors or our executive officers may elect to purchase such securities.  In 2015, SpaceX purchased Solar Bonds in aggregate principal amounts of approximately $165 million, upon the same terms and conditions which such securities are offered to the public. In addition, Peter Rive has purchased Solar Bonds in an initial aggregate principal amount of approximately $500,000 upon the same terms and conditions which such securities are offered to the public.

In December 2015, we issued $113.0 million in aggregate principal of zero-coupon convertible senior notes due on December 1, 2020 through a private placement. $10.0 million of the convertible senior notes were issued to an entity affiliated with Mr. Musk, the chairman of our board of directors, and $3.0 million worth of the convertible senior notes were issued to Lyndon Rive, our Chief Executive Officer, each upon the same terms and condition which such securities were offered to the other purchasers.

Policies and Procedures for Related Party Transactions

Our audit committee is responsible for reviewing and approving in advance any related party transaction. All of our directors, officers and employees are required to report to the audit committee prior to entering into any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party.

We believe that we have executed all of the transactions set forth under the section entitled “Related Party Transactions” on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the audit committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Relations section of our website at http://investors.solarcity.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Ernst & Young LLP (“EY”), our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of EY. These are the fundamental responsibilities of management and EY. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and EY;
•

discussed with EY the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICIPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Donald R. Kendall, Jr. (Chair)

John H.N. Fisher

Nancy E. Pfund

OTHER MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during the 2015 fiscal year, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of:

•	a late Form 4 filed on September 22, 2015 on behalf of Donald Kendall reporting the vesting of restricted stock units on September 17, 2015.

Fiscal Year 2015 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2015 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at http://investors.solarcity.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, SolarCity Corporation, 3055 Clearview Way, San Mateo, California 94402.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Mateo, California
April 21, 2016

APPENDIX A

SOLARCITY CORPORATION

AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN

(Amended and Restated as of [DATE], 2016)

1.Purposes of the Plan.  The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,
•	to provide additional incentive to Employees, Directors and Consultants, and
•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Dividend Equivalents and Deferred Stock Units.

2.Definitions.  As used herein, the following definitions will apply:

(a)“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)“Annual Meeting” means the annual meeting of the Company’s stockholders.

(c)“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Dividend Equivalents or Deferred Stock Units.

(e)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan.

(f)“Board” means the Board of Directors of the Company.

(g)“Change in Control” means the occurrence of any of the following events:

(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, however, that for purposes of this clause (i), (1) the acquisition of beneficial ownership of additional stock by any one Person who is considered to beneficially own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; and (2) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this clause (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

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(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h)“Code” means the Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(j)“Common Stock” means the common stock of the Company.

(k)“Company” means SolarCity Corporation, a Delaware corporation, or any successor thereto.

(l)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services: (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(m)“Covered Employee” means any Service Provider who would be considered a “covered employee” within the meaning of Section 162(m) of the Code.

(n)“Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 12.

(o)“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(p)“Director” means a member of the Board.

(q)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(r)“Dividend Equivalent” means a credit, payable in cash or Shares, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.  Dividend Equivalents may be subject to the same vesting restrictions as the related Shares subject to an Award, at the discretion of the Administrator.

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(s)“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(t)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced.  The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(v)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(w)“Fiscal Year” means the fiscal year of the Company.

(x)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(z)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)“Option” means a stock option granted pursuant to the Plan.

(bb)“Outside Director” means a Director who is not an Employee.

(cc)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd)“Participant” means the holder of an outstanding Award.

(ee)“Performance-Based Award” means any Award that is subject to the terms and conditions set forth in Section 13.  All Performance-Based Awards are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code.

(ff)“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award.  As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) the installation, deployment, placement in service, sale, lease or other construction and delivery of solar energy systems, energy storage systems, energy management systems and related products and services; (b) production of solar modules; (c) customer acquisition; (d) cost reduction levels; (e) cost-based efficiency targets, for example, the Company’s cost per watt and cost of production of solar

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modules; (f) value created by operations (consistent with the Company’s prior public reporting of “Value of MW”) ; (g) debt; (h) debt reduction; (i) cost of capital; (j) asset financing (consistent with the Company’s prior public reporting of “Asset Financing in Period”) ; (k) financing receivables; (l) monetization of solar energy systems, energy storage systems, energy management systems and related products and services; (m) monetization of receivables; (n) system up-times; (o) financial close process and timing; (p) bookings; (q) capital expenditures; (r) cash flow; (s) change in assets; (t) customer retention; (u) customer cancellation rates; (v) customer default rates; (w) customer satisfaction; (x) delivery performance; (y) earnings before interest and taxes; (z) earnings before interest, taxes, depreciation, and amortization; (aa) earnings per share, diluted or basic; (bb) earnings per share from continuing operations, diluted or basic; (cc) economic value added; (dd) expense reduction levels; (ee) gross or operating margin; (ff) inventory turnover; (gg) market share; (hh) market capitalization; (ii) net asset turnover; (jj) net bookings; (kk) net earnings; (ll) net income; (mm) net or gross sales; (nn) net profit; (oo) new product introductions; (pp) operating cash flow; (qq) operating earnings; (rr) operating expenses; (ss) pre-tax profit; (tt) productivity; (uu) profit; (vv) profit margin; (ww) return on capital; (xx) return on equity; (yy) return on investment; (zz) return on net assets; (aaa) return on sales; (bbb) return on total assets; (ccc) revenue; (ddd) stock price; (eee) total earnings; (fff) total stockholder return; and (ggg) working capital.  The Performance Goals may differ from Participant to Participant and from Award to Award.  Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (iii) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (iv) on a per-share basis, (v) against the performance of the Company as a whole or a segment of the Company and/or (vi) on a pre-tax or after-tax basis.  Prior to the Determination Date, the Administrator shall determine whether any element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants and whether a Performance Goal shall be measured in accordance with generally accepted accounting principles (“GAAP”) or a basis other than GAAP.

(gg)“Performance Period” means the time period of any Fiscal Year or such longer or shorter period as determined by the Administrator in its sole discretion during which the performance objectives must be met.

(hh)“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ii)“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing  pursuant to Section 10.

(jj)“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture.  Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(kk)“Plan” means this Amended and Restated 2012 Equity Incentive Plan.

(ll)“Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(mm)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(nn)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9.  Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(oo)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(pp)“Section 16(b)”  means Section 16(b) of the Exchange Act.

(qq)“Service Provider” means an Employee, Director or Consultant.

(rr)“Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

(ss)“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(tt)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

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3.Stock Subject to the Plan and Share Limits.

(a)Stock Subject to the Plan. Subject to the provisions of Section 16 of the Plan, as of March 31, 2016, the maximum aggregate number of Shares that may be issued under the Plan is (i) 23,830,241 Shares plus (ii) any Shares subject to stock options or similar awards granted under the Company’s 2007 Stock Plan, as amended (the “2007 Plan”) that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2007 Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clauses (i) and (ii) equal to 28,799,357 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)Automatic Share Reserve Increase.  The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2013 Fiscal Year, in an amount equal to the least of (i) 8,000,000 Shares, (ii) four percent (4%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year or (iii) such number of Shares determined by the Board.

(c)Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated).  With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated).  Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan.  Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan.  To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.  Notwithstanding the foregoing and, subject to adjustment as provided in Section 16, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d)Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

(e)Share Limits.  For so long as: (x) the Company is a “publicly held corporation” within the meaning of Code Section 162(m) and (y) the deduction limitations of Code Section 162(m) are applicable to the Company’s Covered Employees, then, subject to Section 16, the limits specified below in this Section 3(e) shall be applicable to Awards issued under the Plan:

(i)Limits on Options.    No Service Provider shall receive Options during any Fiscal Year covering in excess of 5,000,000 Shares.

(ii)Limits on Stock Appreciation Rights.    No Service Provider shall receive Stock Appreciation Rights during any Fiscal Year covering in excess of 5,000,000 Shares.

(iii)Limits on Restricted Stock.    No Service Provider shall receive Awards of Restricted Stock during any Fiscal Year covering in excess of 2,500,000 Shares.

(iv)Limits on Restricted Stock Units.    No Service Provider shall receive Restricted Stock Units during any Fiscal Year covering in excess of 2,500,000 Shares.

(v)Limits on Performance Shares.    No Service Provider shall receive Performance Shares during any Fiscal Year covering in excess of 2,500,000 Shares.

(vi)Limits on Performance Units.    No Service Provider shall receive Performance Units with an aggregate initial value of greater than $10,000,000.

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4.Administration of the Plan.

(a)Procedure.

(i)Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)to determine the Fair Market Value;

(ii)to select the Service Providers to whom Awards may be granted hereunder;

(iii)to determine the number of Shares to be covered by each Award granted hereunder;

(iv)to approve forms of Award Agreements for use under the Plan;

(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)to determine the terms and conditions of any, and to institute any Exchange Program;

(vii)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix)to modify or amend each Award (subject to Section 21 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x)to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 17 of the Plan;

(xi)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)to determine whether Awards (other than Options or Stock Appreciation Rights) will be adjusted for Dividend Equivalents;

(xiii)to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xiv)to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to

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adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of an outstanding Award; and

(xv)to make all other determinations deemed necessary or advisable for administering the Plan.

(c)Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.Eligibility.  Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Dividend Equivalents and Deferred Stock Units may be granted to Service Providers.  Incentive Stock Options may be granted only to Employees.

6.Stock Options.

(a)Limitations.  Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options.  For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)Term of Option.  The term of each Option will be stated in the Award Agreement.  In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)Option Exercise Price and Consideration.

(i)Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)In the case of an Incentive Stock Option

(A)granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant.  Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its

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sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)Exercise of Option.

(i)Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.  Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.  The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death.  Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan.  If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.Stock Appreciation Rights.

(a)Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

SolarCity – Amended and Restated 2012 Equity Incentive Plan	A-8

(b)Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)Exercise Price and Other Terms.  The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.  Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.  Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8.Restricted Stock.

(a)Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)Transferability.  Except as provided in this Section 8 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)Removal of Restrictions.  Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine.  The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise.  If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

SolarCity – Amended and Restated 2012 Equity Incentive Plan	A-9

9.Restricted Stock Units.

(a)Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator.  After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.  The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c)Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator.  Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement.  The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10.Performance Units and Performance Shares.

(a)Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion.  The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers.  Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(d)Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.  After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period.  The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.Dividend Equivalents.

(a)General.  The Administrator, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant will be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on

SolarCity – Amended and Restated 2012 Equity Incentive Plan	A-10

Shares having a record date prior to the date on which the Awards are settled or forfeited.  The Dividend Equivalents, if any, will be credited to an Award in such manner and subject to such terms and conditions as determined by the Administrator in its sole discretion.  In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 16, appropriate adjustments will be made to the Participant’s Awards so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the consideration issuable upon settlement of the Award, and all such new, substituted or additional securities or other property will be immediately subject to the same vesting and settlement conditions as are applicable to the Award.

(b)Section 162(m).  Dividend Equivalents will be subject to the Fiscal Year Code Section 162(m) limits applicable to the underlying Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award as set forth in Section 3(e), hereof.

12.Deferred Stock Units.

(a)General.  Deferred Stock Units will consist of Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Awards that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.  Deferred Stock Units will remain subject to the claims of the Company’s general creditors until distributed to the Participant.

(b)Section 162(m).  Deferred Stock Units will be subject to the Fiscal Year Code Section 162(m) limits applicable to the underlying Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award as set forth in Section 3(e), hereof.

13.Terms and Conditions of Any Performance-Based Award.

(a)Purpose.  The purpose of this Section 13 is to provide the Administrator the ability to qualify Awards (other than Options and Stock Appreciation Rights) that are granted pursuant to the Plan as qualified performance-based compensation under Section 162(m) of the Code.  If the Administrator, in its discretion, decides to grant a Performance-Based Award subject to Performance Goals to a Covered Employee, the provisions of this Section 13 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards to such Covered Employees that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 13.

(b)Applicability.  This Section 13 will apply to those Covered Employees which are selected by the Administrator to receive any Award subject to Performance Goals.  The designation of a Covered Employee as being subject to Section 162(m) of the Code will not in any manner entitle the Covered Employee to receive an Award under the Plan.  Moreover, designation of a Covered Employee subject to Section 162(m) of the Code for a particular Performance Period will not require designation of such Covered Employee in any subsequent Performance Period and designation of one Covered Employee will not require designation of any other Covered Employee in such period or in any other period.

(c)Procedures with Respect to Performance Based Awards.  To the extent necessary to comply with the performance-based compensation requirements of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals, no later than the Determination Date, the Administrator will, in writing, (a) designate one or more Participants who are Covered Employees; (b) select the Performance Goals applicable to the Performance Period; (c) establish the Performance Goals, and amounts or methods of computation of such Awards, as applicable, which may be earned for such Performance Period; and (d) specify the relationship between Performance Goals and the amounts or methods of computation of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period.  Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period.  In determining the amounts earned by a Covered Employee, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d)Payment of Performance Based Awards.  Unless otherwise provided in the applicable Award Agreement, a Covered Employee must be employed by the Company or a Parent or Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Covered Employee.  Furthermore, a Covered Employee will be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved, unless otherwise permitted by Section 162(m) of the Code and determined by the Administrator.

(e)Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling

SolarCity – Amended and Restated 2012 Equity Incentive Plan	A-11

issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

14.Leaves of Absence/Transfer Between Locations.  Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.  A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.  For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

15.Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

16.Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan, and the per person numerical Share limits in Section 3(e).

(b)Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)Change in Control.  In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.  In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 16(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

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(d)Outside Director Awards.  With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

17.Tax.

(a)Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld.  The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c)Compliance With Code Section 409A.  Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator.  The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator.  To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

18.No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19.Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.  Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

20.Term of Plan.  Subject to Section 25 of the Plan, the Plan will become effective upon its adoption by the Board.  It will continue in effect for a term of ten (10) years from the 2016 Annual Meeting, unless terminated earlier under Section 21 of the Plan.

21.Amendment and Termination of the Plan.

(a)Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

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22.Conditions Upon Issuance of Shares.

(a)Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23.Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

24.Forfeiture Events.  The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.  The Administrator may also require the application of this Section with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws.

25.Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board.  Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

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.    IMPORTANT ANNUAL MEETING INFORMATION   MMMMMMMMMMMM    Admission Ticket   MMMMMMMMMMMMMMM  C123456789   000004    000000000.000000 ext 000000000.000000 ext   MMMMMMMMM   ENDORSEMENT_LINE______________ SACKPACK_____________   MR A SAMPLE  DESIGNATION (IF ANY)  ADD 1  ADD 2  ADD 3  ADD 4  ADD 5  ADD 6   Using a black ink pen, mark your votes with an X as shown in  this example. Please do not write outside the designated areas.   X    000000000.000000 ext 000000000.000000 ext  000000000.000000 ext 000000000.000000 ext   Electronic Voting Instructions  Available 24 hours a day, 7 days a week!   Instead of mailing your proxy, you may choose one of the voting  methods outlined below to vote your proxy.   VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.   Proxies submitted by the Internet or telephone must be received by  11:59 p.m., Pacific Time, on June 6, 2016.  Vote by Internet   • Go to www.envisionreports.com/SolarCity  • Or scan the QR code with your smartphone  • Follow the steps outlined on the secure website  Vote by telephone   • Call toll free 1-800-652-VOTE (8683) within the USA, US territories &  Canada on a touch tone telephone  • Follow the instructions provided by the recorded message  Annual Meeting Proxy Card 1234 5678 9012 345  •  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    A  Proposals — The Board recommends a vote FOR all nominees for Proposal One, FOR Proposals Two, Three and Four, and AGAINST  Proposal Five.   +  1. Election of Class I Directors  Nominees  For Abstain  For Abstain   1(a) - Lyndon R. Rive    1(b) - John H.N. Fisher    For Against Abstain  For Against Abstain   2. Ratify the appointment of Ernst & Young LLP as independent  3. To approve and ratify our non-employee director  registered public accounting firm for the fiscal year ending  compensation program.  December 31, 2016.    4. To approve the amended and restated SolarCity Corporation 2012  5. To consider and vote upon a stockholder proposal, if  Equity Incentive Plan, including approval for purposes of being  properly presented, to adopt a proxy access bylaw that  able to qualify awards as “performance-based compensation”    would permit a shareholder, or group of shareholders, to  under Section 162(m) of the Internal Revenue Code of 1986, as nominate a candidate for election to the board of directors.  amended and to approve a new ten-year term for the Amended  and Restated 2012 Equity Incentive Plan.     B  Non-Voting Items    Change of Address — Please print your new address below. Comments — Please print your comments below.  Meeting Attendance  Mark the box to the right  if you plan to attend the  Annual Meeting.    C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below    Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give  full title.  Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.     MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE   C 1234567890 J N T   140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND  MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND  1UP X 2768261 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND   MMMMMMM  +    02BQ2B

. 2016 Annual Meeting Admission Ticket   2016 Annual Meeting of  SolarCity Corporation Shareholders    June 7, 2016 at 1:00 p.m. Pacific Time  Crowne Plaza Hotel  1221 Chess Drive  Foster City, CA 94404    Upon arrival, please present this admission ticket  and photo identification at the registration desk.    •  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •     Proxy — SolarCity Corporation    Notice of 2016 Annual Meeting of Shareholders   Crowne Plaza Hotel  1221 Chess Drive  Foster City, CA 94404   Proxy Solicited by Board of Directors for Annual Meeting — June 7, 2016   Tanguy V. Serra and Seth Weissman, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the  undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of SolarCity Corporation  to be held on June 7, 2016 or at any postponement or adjournment thereof.   Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority  to vote FOR all nominees for Proposal One, FOR Proposals Two, Three and Four, and AGAINST Proposal Five.   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.   (Items to be voted appear on reverse side.)

.    MMMMMMMMMMMM     IMPORTANT ANNUAL MEETING INFORMATION   MMMMMMMMM    Using a black ink pen, mark your votes with an X as shown in  this example. Please do not write outside the designated areas.   X    Annual Meeting Proxy Card    •  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    A  Proposals — The Board recommends a vote FOR all nominees for Proposal One, FOR Proposals Two, Three and Four, and AGAINST  Proposal Five.   +  1. Election of Class I Directors  Nominees  For Abstain For Abstain   1(a) - Lyndon R. Rive   1(b) - John H.N. Fisher   For Against Abstain For Against Abstain   2. Ratify the appointment of Ernst & Young LLP as independent  3. To approve and ratify our non-employee director  registered public accounting firm for the fiscal year ending   compensation program.   December 31, 2016.   4. To approve the amended and restated SolarCity Corporation 2012  5. To consider and vote upon a stockholder proposal, if  Equity Incentive Plan, including approval for purposes of being  properly presented, to adopt a proxy access bylaw that  able to qualify awards as “performance-based compensation”   would permit a shareholder, or group of shareholders, to  under Section 162(m) of the Internal Revenue Code of 1986, as nominate a candidate for election to the board of directors.  amended and to approve a new ten-year term for the Amended  and Restated 2012 Equity Incentive Plan.   B  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below    Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give  full title.  Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.     1UPX  2768262    +    02BQ3B

.    •  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •     Proxy — SolarCity Corporation    Notice of 2016 Annual Meeting of Shareholders   Crowne Plaza Hotel  1221 Chess Drive  Foster City, CA 94404   Proxy Solicited by Board of Directors for Annual Meeting — June 7, 2016   Tanguy V. Serra and Seth Weissman, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the  undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of SolarCity Corporation  to be held on June 7, 2016 or at any postponement or adjournment thereof.   Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority  to vote FOR all nominees for Proposal One, FOR Proposals Two, Three and Four, and AGAINST Proposal Five.   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.   (Items to be voted appear on reverse side.)

.  ..  NNNNNNNNNNNN    Vote by Internet  • Go to www.envisionreports.com/SolarCity  • Or scan the QR code with your smartphone  • Follow the steps outlined on the secure website  Shareholder Meeting Notice  + IMPORTANT ANNUAL MEETING INFORMATION  1234 5678 9012 345  NNNNNNNNNNNNNNNC1234567890000004MR A SAMPLE  DESIGNATION (IF ANY)  ADD 1  ADD 2  ADD 3  ADD 4  ADD 5  ADD 6  ENDORSEMENT_LINE______________ SACKPACK_____________  Important Notice Regarding the Availability of Proxy Materials for the SolarCity Corporation Shareholder Meeting to be Held on June 7, 2016    Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual  shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or  request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!   This communication presents only an overview of the more complete proxy materials that are available to you on the  Internet. We encourage you to access and review all of the important information contained in the proxy materials  before voting. The notice, proxy statement and 2015 annual report to shareholders are available at:   When you go online to view materials, you can also vote your shares.  Step 1: Go to www.envisionreports.com/SolarCity to view the materials.  Step 2: Click on Cast Your Vote or Request Materials.  Step 3: Follow the instructions on the screen to log in.  Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.    www.envisionreports.com/SolarCityEasy Online Access — A Convenient Way to View Proxy Materials and Vote  When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.    Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must  request one. There is no charge to you for requesting a copy. Please make your request for a copy as  instructed on the reverse side on or before May 31, 2016 to facilitate timely delivery.   COY  +    02BQ4B

.  ..  Shareholder Meeting Notice    SolarCity Corporation’s Annual Meeting of Shareholders will be held on June 7, 2016 at the Crowne Plaza Hotel, locatedat 1221 Chess Drive, Foster City, CA 94404, at 1:00 p.m. Pacific Time.   The Board recommends a vote FOR all nominees, FOR Proposals Two, Three and Four, and AGAINST Proposal Five.   1.  Election of Class I Directors:  1(a) Lyndon R. Rive  1(b) John H.N. Fisher  2.  Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2016.  3.  To approve and ratify our non-employee director compensation program.  4.  To approve the amended and restated SolarCity Corporation 2012 Equity Incentive Plan, including approval for purposes of being able to qualify  awards as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended and to approve a new  ten-year term for the Amended and Restated 2012 Equity Incentive Plan.  5.  To consider and vote upon a stockholder proposal, if properly presented, to adopt a proxy access bylaw that would permit a shareholder, or  group of shareholders, to nominate a candidate for election to the board of directors.  PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online, by telephone as described in the  proxy materials, or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring  this notice and photo identification with you.   Directions to the SolarCity Corporation 2016 Annual Meeting   Stockholders may request directions to the Crowne Plaza Hotel in order to attend the Annual  Meeting by sending a request to investors@solarcity.com or by visiting the Investors portion  of our website at http://investors.solarcity.com    Here’s how to order a copy of the proxy materials and select a future delivery preference:  Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.  Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.    If you request an email copy of current materials you will receive an email with a link to the materials.  PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.    •  Internet – Go to www.envisionreports.com/SolarCity. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order  a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.  •  Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by  mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.  •  Email – Send email to investorvote@computershare.com with “Proxy Materials SolarCity Corporation” in the subject line. Include in the  message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a  paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.  To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 31, 2016.   02BQ4B